As filed with the Securities and Exchange Commission on December 18, 2007

Registration No. 333-145818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITC^DELTACOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	4813	58-2301135
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7037 Old Madison Pike

Huntsville, Alabama 35806

(256) 382-5900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Randall E. Curran

Chief Executive Officer

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

(256) 382-5900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Richard J. Parrino, Esq.

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, Virginia 22102

Telephone: (703) 610-6100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

ITC^DELTACOM, INC.

Rights to Purchase up to 13,604,455 Shares of Common Stock at $3.03 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive 1.167 subscription rights for each share of common stock you owned at the close of business on December 17, 2007, subject to adjustments to eliminate fractional rights. Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our common stock at a subscription price of $3.03 per share. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on January 23, 2008, unless we extend the expiration date.

We are distributing subscription rights exercisable for up to a total of 13,604,455 shares of our common stock. Our majority stockholder and other ITC^DeltaCom affiliates and stockholders have waived their right to participate in this offering. If all of the rights are exercised, we will receive gross proceeds of approximately $41,221,500. We will use all of the gross proceeds of this offering to redeem at a price of $100 per share up to all of the 412,215 outstanding shares of our 6% Series H convertible redeemable preferred stock we issued in connection with our recently completed recapitalization transactions.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless we give you a right of cancellation as a result of a fundamental change to the terms of the rights offering, as determined by us, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

Subject to our contractual obligations, we may cancel or terminate the rights offering at any time before its expiration. If we cancel or terminate this offering, we will return your subscription price without interest.

We are offering the shares directly without the services of an underwriter or selling agent.

Shares of our common stock are traded on the OTC Bulletin Board under the symbol “ITCD.OB.” On December 17, 2007, the closing sale price for our common stock was $5.00 per share. The shares of common stock issued in the rights offering will be traded on the OTC Bulletin Board under the same symbol.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to read carefully the section entitled “Risk Factors” beginning on page 10 of this prospectus and all other information included or incorporated by reference in this prospectus before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2007

Unless otherwise stated or the context otherwise requires, the terms “ITC^DeltaCom,” “we,” “us” and “our” refer to ITC^DeltaCom, Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus or in the documents we have incorporated by reference in this document. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 10 of this prospectus, before you decide whether to exercise your rights to purchase our common stock. You also should read our consolidated financial statements and the related notes and the other information we have incorporated by reference in this prospectus, which are described under “Incorporation of Certain Information by Reference.”

Questions and Answers Relating to the Rights Offering

The following questions and answers about the terms of the rights offering and related matters are based upon selected information from this prospectus and the documents it incorporates by reference. These questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains a more detailed description of the terms and conditions of the rights offering, including potential risks related to the rights offering, and the prospectus and incorporated documents provide additional information about us, our business and our common stock.

What is the rights offering?

We are distributing to holders of our common stock as of 5:00 p.m., Eastern Time, on December 17, 2007, which we refer to as the “record date,” at no charge, subscription rights to purchase shares of our common stock. We sometimes refer to these subscription rights as “rights.” You will receive 1.167 subscription rights for each share of common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders participating in the rights offering the opportunity to purchase one share of our common stock for $3.03 per share.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, 1.167 subscription rights for each share of our common stock you owned at that time. You may purchase one share of common stock for $3.03 per share for each whole right you receive.

Are all of ITC^DeltaCom’s holders of common stock entitled to participate in the rights offering?

No. Our majority stockholder and other affiliates and stockholders of ITC^DeltaCom and persons associated with such affiliates have contractually waived their rights to purchase shares in the rights offering. As of the record date, such stockholders not participating in the rights offering held a total of 55,466,583 shares of common stock, which represented approximately 82.6% of our outstanding common stock as of that date.

Why is ITC^DeltaCom conducting the rights offering?

We are conducting the rights offering pursuant to obligations we entered into in connection with the refinancing, conversion and exchange, and other transactions we completed on July 31, 2007. In these transactions, which we refer to collectively as the “recapitalization,” we refinanced or retired substantially all of our outstanding funded debt primarily with the proceeds of new senior secured credit facilities, eliminated all series of our previously authorized preferred stock and substantially all related stock warrants principally in exchange for common stock, and raised additional funds from sales of our capital stock. The purpose of the recapitalization was to reduce our outstanding debt, lower our cost of capital and simplify our balance sheet. For a description of the recapitalization, see “Recapitalization Transactions.”

In connection with the recapitalization, we entered into an agreement, which we refer to as the “Series H purchase agreement,” with H Partners, LP, Joshua Tree Capital Partners, LP and Trace Partners, LP, pursuant to which we issued and sold to these existing ITC^DeltaCom stockholders approximately $41.2 million of a new issue of our 6% Series H convertible redeemable preferred stock at a purchase price of $100 per share. We refer to this preferred stock issue as the “Series H preferred stock.” As a condition to the investment by these stockholders, we agreed to conduct this rights offering to our minority public stockholders, for the purpose of reducing the dilution of their ownership interest in ITC^DeltaCom resulting from the recapitalization, and to use the gross proceeds of the rights offering to redeem the outstanding shares of Series H preferred stock.

What proceeds will ITC^DeltaCom receive from the rights offering?

If all of the rights being offered in the rights offering are exercised, we will receive gross proceeds of approximately $41,221,500, which is the total purchase price we received from our sale of the Series H preferred stock. None of the proceeds of the rights offering will be available for investment in our business. As required by the Series H purchase agreement, we will use all of the rights offering proceeds to redeem up to all of the outstanding shares of the Series H preferred stock at a redemption price of $100 per share. If fewer than all rights are exercised, any share of Series H preferred stock that is not redeemed from the proceeds of the rights offering will mandatorily and automatically convert into 33 shares of common stock at the conclusion of the rights offering, as set forth in the certificate of designation of the Series H preferred stock.

How was the subscription price of $3.03 per share determined?

We determined the subscription price based upon the common stock price at which we completed some of the recapitalization transactions. In connection with the recapitalization, we explored obtaining an equity investment from several investment banks and negotiated a definitive commitment from Credit Suisse Securities (Europe) Limited to purchase shares of common stock at $3.03 per share. This arms-length negotiated price was then used as the price per share for our sale of $21 million of common stock and the exchange of most of our third lien, senior secured notes for common stock as part of the recapitalization. The $3.03 share price also was used to determine the price at which the Series H preferred stock is convertible into shares of our common stock. We terminated the foregoing common stock purchase commitment after we entered into the Series H purchase agreement.

The subscription price is not necessarily related to our book value, net worth or any other criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

How did ITC^DeltaCom determine the subscription ratio?

We determined the ratio of rights you will receive per share by dividing $41,221,500 by the subscription price of $3.03 to determine the number of shares to be issued in the rights offering, which total 13,604,455 shares of common stock. We then divided that number by the number of shares believed by us to be owned as of the record date by stockholders eligible to participate in the rights offering, which we calculated to be 11,650,989 shares. The amount of $41,221,500 we used in our calculation represents the total purchase price we received from our sale of the Series H preferred stock, which also will represent the total redemption price of the Series H preferred stock if all of the rights are exercised.

How do the subscription rights work?

To illustrate how the subscription rights work, if you owned 1,000 shares of our common stock on the record date and you have been granted 1.167 rights for each share of our common stock you owned at that time, you have the right to purchase 1,167 shares of common stock for $3.03 per share, subject to adjustment to eliminate fractional rights. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer or other nominee who uses the services of The Depository Trust Company, or “DTC,” then DTC will issue 1.167 rights to the nominee for each share of our common stock you own at the record date, subject to adjustments to eliminate fractional rights. Each whole right can then be used to purchase one share of common stock for $3.03 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase 1,167 shares of common stock for $3.03 per share.

How will fractional rights be handled?

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 13,604,455 shares of common stock in the rights offering. In the unlikely event that we receive subscriptions for more than 13,604,455 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. We will return any excess subscription funds without interest as soon as reasonably practicable.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because we expect that shares will be purchased by other stockholders in the rights offering and because shares of our common stock were issued in connection with the recapitalization, your percentage ownership of ITC^DeltaCom will be diluted if you choose not to exercise any rights.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is January 23, 2008, at 5:00 p.m., Eastern Time, unless we extend this date. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. Under the Series H purchase agreement, the period between the distribution of the rights and the expiration of the rights offering may not exceed 30 business days without the prior written consent of H Partners LP, one of the purchasers of the Series H preferred stock. The board of directors does not presently intend to extend the subscription period.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., Eastern Time, on the record date, based upon our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary in such cases, however, to have a physical subscription rights certificate to elect to exercise your rights.

May I transfer my rights?

No. If you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. Your subscription rights, however, will be transferable by operation of law (for example, upon the death of the recipient).

Is ITC^DeltaCom requiring a minimum subscription to complete the rights offering?

No, we have not conditioned completion of the rights offering on the exercise of any specified minimum number of rights.

May ITC^DeltaCom’s board of directors cancel, amend or extend the rights offering?

Yes. We have agreed to conduct the rights offering pursuant to the terms of the Series H purchase agreement, and will use our commercially reasonable efforts to complete the rights offering. Subject to our existing contractual obligations, however, our board of directors may decide in some circumstances to cancel or terminate the rights offering at any time before the expiration of the rights offering. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and will return any payments received from subscribing stockholders, without interest or deduction, as soon as reasonably practicable.

We may amend or extend the subscription period of the rights offering. The period for exercising your subscription rights may be extended by our board of directors, subject to the prior written consent of H Partners LP in the circumstances described above. The board of directors does not presently intend to extend the subscription period.

Has ITC^DeltaCom’s board of directors made a recommendation to our stockholders regarding the rights offering?

No. Our board of directors will not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed subscription rights certificate to the subscription agent before 5:00 p.m., Eastern Time, on January 23, 2008, unless we extend this expiration date.

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the total subscription price payment you delivered to the subscription agent. If the payment received exceeds your subscription rights, we will return the excess amount to you as soon as reasonably practicable. You will not receive interest on payments refunded to you under the rights offering.

When will I receive my new shares?

If you purchase shares of common stock in the rights offering, you will receive your new shares as soon as reasonably practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. Unless we give you a right of cancellation as a result of a fundamental change to the terms of the rights offering, as determined by us, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $3.03 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We have asked your broker, dealer or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other investment in ITC^DeltaCom. You should carefully read the section entitled “Risk Factors” beginning on page 10 of this prospectus and all other information included or incorporated by reference in this prospectus before you decide whether to exercise your rights.

How many shares of common stock will be outstanding after the rights offering?

As of the record date for the rights offering, we had 67,117,572 issued and outstanding shares of common stock. Based upon the maximum of 13,604,455 shares that may be issued pursuant to the rights offering, and taking into account that each share of Series H preferred stock not redeemed with the proceeds of the rights offering will convert into 33 shares of common stock, we expect to have approximately 80,725,000 shares of common stock outstanding after the closing of the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will immediately instruct the subscription agent to return your payment in full. If your shares are held in the name of a broker, dealer or other nominee, it may take longer for you to receive payment, because the subscription agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

Will the rights be listed on a stock exchange or national market?

No. The rights themselves are not transferable and will not be listed on any stock exchange or national market.

How do I exercise my rights if I live outside the United States?

The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the subscription agent and follow other procedures described in “The Rights Offering—Foreign Stockholders” on a timely basis.

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

We intend to take the position that a holder of common stock should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in the rights offering. You should consult your tax adviser as to the particular consequences to you of the rights offering. For more information, see “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, you should send your subscription documents, rights certificate and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Mellon Investor Services LLC, acting on behalf of Mellon Bank, N.A., the subscription agent:

By Mail:	By Overnight Courier or By Hand:

Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., P.O. Box 3301 South Hackensack, New Jersey 07606	Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., 27TH Floor 480 Washington Blvd Jersey City, New Jersey 07310

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment before 5:00 p.m., Eastern Time, on January 23, 2008. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact Mellon Investor Services LLC, acting on behalf of Mellon Bank, N.A., the information agent, at telephone number (800) 777-3674.

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 35.

The Company

ITC^DeltaCom is one of the largest facilities-based competitive providers of integrated communications services, primarily to businesses and governments, in a primary eight-state market, which encompasses Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We provide comprehensive voice and data communications services, including local exchange, long distance, high-speed or broadband data communications, and Internet access connectivity, and sell customer premise equipment to our end-user customers. We offer these services primarily over our owned network facilities and also use leased network facilities to extend our market coverage. In addition, we own, operate and manage an extensive fiber optic network with significant transmission capacity that we use for our own voice and data traffic and selectively sell to other communications providers on a wholesale basis.

We are incorporated in Delaware. Our principal executive offices are located at 7037 Old Madison Pike, Huntsville, Alabama 35806, and our telephone number at that address is (256) 382-5900. We maintain a corporate Internet web site at www.deltacom.com. The information on our web site does not constitute part of the prospectus and you should not rely on this information in deciding whether to exercise your rights to purchase shares of our common stock.

The Rights Offering

Securities offered

We are distributing to you, at no charge, 1.167 non-transferable subscription rights for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights. The gross proceeds of the rights offering will not exceed $41,221,500.

Record date	5:00 p.m., Eastern Time, on December 17, 2007.

Expiration date

5:00 p.m., Eastern Time, on January 23, 2008, unless extended by us, in our sole discretion. Under the Series H purchase agreement, the offering period between the distribution of the rights and the expiration date may not exceed 30 business days without the prior written consent of H Partners LP, one of the purchasers of the Series H preferred stock under that agreement. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$3.03 per share, payable in cash.

Use of proceeds

If all of the rights being offered in the rights offering are exercised, we will receive gross proceeds of approximately $41,221,500, which we will use to redeem the Series H preferred stock in full. If fewer than all rights being offered are exercised, any share of Series H preferred stock that is not redeemed from the proceeds of the rights offering will mandatorily and automatically convert into 33 shares of common stock at the conclusion of the rights offering, as set forth in the certificate of designation of the Series H preferred stock.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board.

No board recommendation

Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based upon your own assessment of our business and the rights offering. See “Risk Factors” beginning on page 10 for a discussion of some of the risks involved in investing in our common stock.

No revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations

We intend to take the position that a holder of common stock should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of rights in the rights offering. You should consult your tax adviser as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Extension, cancellation and amendment

The period for exercising your subscription rights may be extended by our board of directors, although the board does not presently intend to do so. The period may not exceed 30 business days without the prior written consent of H Partners LP, one of the purchasers of the Series H preferred stock. Subject to existing contractual obligations, our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason. If the rights offering is canceled or terminated, we will return all funds received from subscriptions by stockholders without interest. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights

If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, Mellon Bank, N.A., together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If you use regular mail for this purpose, we recommend that you use registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Beneficial Owners.”

Subscription agent	Mellon Bank, N.A.

Information agent	Mellon Bank, N.A.

Questions	Questions regarding the rights offering should be directed to Mellon Investor Services LLC, acting on behalf of Mellon Bank, N.A., the information agent, at telephone number (800) 777-3674.

Shares outstanding before the rights offering	67,117,572 shares as of the record date for the rights offering.

Shares outstanding after completion of the rights offering	Up to approximately 80,725,000 shares of our common stock will be outstanding immediately after completion of the rights offering.

Issuance of our common stock

If you purchase shares of common stock through the rights offering, we will issue certificates representing those shares to you as soon as reasonably practicable after the completion of the rights offering.

Risk factors	Stockholders considering making an investment in the rights offering should consider the risk factors described in the section this prospectus entitled “Risk Factors” beginning on page 10.

Fees and expenses	We will bear the fees and expenses relating to the rights offering.

Trading symbol

Shares of our common stock are traded on the OTC Bulletin Board under the symbol “ITCD.OB.” The shares of common stock issued in the rights offering will be traded on the OTC Bulletin Board under the same symbol.

Risk Factors

Exercising your rights and investing in our common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 10 of this prospectus and the risks that we have highlighted in other sections of this prospectus and in the information we have included or incorporated by reference in this prospectus. You should carefully read and consider these risks together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of our common stock.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information in this prospectus, before you decide whether to exercise your rights to purchase shares of our common stock. If any of the risks described below occur, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Risks Related to Our Business

Our business and operations are subject to a number of risks and uncertainties, including the following:

Our ability to comply with the financial covenants in our credit agreements depends primarily on our ability to generate substantial operating cash flow.

Our ability to comply with the financial covenants under the agreements governing our senior secured credit facilities will depend primarily on our success in generating substantial operating cash flow. Under our credit agreements, we are subject to a maximum capital expenditures covenant, an interest coverage ratio covenant, a total leverage ratio covenant and a senior debt ratio covenant. Industry conditions and financial, business and other factors, including those we identify as risk factors in this report, will affect our ability to generate the cash flows we need to meet those financial tests and ratios. Our failure to meet the tests or ratios could result in a default and acceleration of repayment of the indebtedness under our credit facilities. If the maturity of our indebtedness were accelerated, we might not have sufficient funds to pay such indebtedness. In such event, our lenders would be entitled to proceed against the collateral securing the indebtedness, which includes substantially all of our assets.

Our substantial level of indebtedness could adversely affect our financial health and ability to compete.

As of September 30, 2007, we had $302.7 million of total long-term indebtedness, net of unamortized discount, including the current portion of such indebtedness. Our substantial level of indebtedness could have important consequences. For example, it may:

•

increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a significant portion of our borrowings will continue to be at variable rates of interest;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to borrow additional funds to alleviate liquidity constraints, as a result of financial and other restrictive covenants in our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage relative to companies that have less indebtedness; and

•	limit our ability to refinance our principal secured indebtedness.

In addition, our senior secured credit facilities impose operating and financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand, finance our operations and engage in other business activities that may be in our interest. These restrictions limit our ability and that of our subsidiaries to:

•	incur additional indebtedness and additional liens on our assets;

•	engage in mergers or acquisitions or dispose of assets;

•	enter into sale-leaseback transactions;

•	pay dividends or make other distributions;

•	voluntarily prepay other indebtedness;

•	enter into transactions with affiliated persons;

•	make investments; and

•	change the nature of our businesses.

We may incur indebtedness in addition to the $305 million of term loan senior secured indebtedness we have incurred, and the $10 million of revolving credit indebtedness we may incur from time to time, under our new credit facilities. Any additional indebtedness we may incur in the future may subject us to similar or even more restrictive conditions.

Our ability to refinance our indebtedness will depend on our ability in the future to generate cash flows from operations and to raise additional funds, including through the offering of equity or debt securities. We may not be able to generate sufficient cash flows from operations or to raise additional funds in amounts necessary for us to repay our indebtedness when such indebtedness becomes due and to meet our other cash needs.

The FCC may restrict our ability to provide local services and may implement orders that serve to increase the costs we incur to provide these services.

In February 2005, the Federal Communications Commission, or “FCC,” released an order limiting the number and types of unbundled network elements that incumbent local exchange carriers must make available to us and other competitive communications companies. The FCC’s order also eliminated the requirement that incumbent carriers make available to us and other competitive carriers local switching services for residential and small business customers. If these incumbent carriers do not continue to cooperate in facilitating an orderly transition to the new rules, our business could be adversely affected. If prices of the network elements that we use to provide our services increase or if those network elements are eliminated as a result of the implementation of the February 2005 order or any future consideration of this issue by the FCC, our cost of providing local exchange service could increase and have a significant adverse impact on our operating results and cash flows. Because of the February 2005 order, incumbent local telephone companies no longer are required to provide local switching services, which means that we can no longer rely on the Unbundled Network Element-Platform, or “UNE-P,” to provide local services to customers. The FCC’s order also limits the availability to us of some incumbent carrier dedicated transport services between central offices and broadband local loops. Although the FCC’s order permits carriers to enter into commercial agreements for network elements and provided for a transition period to the new rules, AT&T and the other incumbent carriers in our markets have not made, and are not expected to make, network elements available to us at the same rates they have in the past. Although AT&T made certain commitments relative to the availability and pricing of UNEs in connection with its merger with BellSouth, the financial impact of those commitments on us and other competitive carriers is uncertain.

The FCC also has proposed new rules that would change the existing cost-based method of pricing the services that we obtain from the incumbent local telephone companies. If adopted, the proposed rules would enable the incumbent local telephone companies to initiate proceedings before state public utility commissions to seek increased rates for unbundled network elements. If some elements in particular markets or on particular transport routes in those markets cease to be available to us at the existing cost-based rates, we could experience an increase in our cost of providing local exchange services, which would negatively affect our operating results and cash flows.

We are subject to a significant number of legal proceedings that could result in our payment of substantial monetary damages and could adversely affect our ability to provide services.

To maintain our fiber optic network, we have obtained easements, rights-of-way, franchises and licenses from various third parties, including actual and potential competitors, local governments, private landowners and others. We may not be able to continue to use or have access to all of our existing easements, rights-of-way, franchises and licenses or to renew or replace them after they expire. Third parties have initiated legal proceedings in a number of states challenging some of our significant licenses to use the rights-of-way of others, including our licenses to use the rights-of-way of Mississippi Power Company and Gulf Power Company. Proceedings that remain pending affect approximately 300 route miles of our network as of November 1, 2007, and, if resolved in a manner adverse to us, could affect additional portions of our network. We cannot predict whether additional portions of our network will become subject to similar legal proceedings in the future. If some of these or similar future challenges are successful, or if we are otherwise unsuccessful in maintaining or renewing our rights to use our network easements, rights-of-way, franchises and licenses, we may be compelled to abandon significant portions of our network, which would require us to incur additional expenditures, and to pay substantial monetary damages.

Our integrated communications services business is subject to significant competitive pressures that could restrict our ability to achieve or sustain operating profitability.

Our industry is highly competitive, and the level of competition, particularly with respect to pricing, is increasing. As a result of competitive pressures, we may not be able to achieve or sustain operating profitability, adequate market share or significant revenue growth in any of our markets. The prices we charge for our retail local, long distance and data services have declined significantly in recent years. AT&T, which recently acquired BellSouth, and the other incumbent local telephone companies in our markets offer substantially the same services we offer, in some cases at lower prices. These companies have substantially greater infrastructures, financial, personnel, technical, marketing and other resources, larger numbers of established customers and more prominent name recognition than we do. These advantages may increase as a result of recent and future consolidations in our industry. We expect to continue to face significant pricing and product competition from AT&T and the other large, established telephone companies that currently are the dominant providers of telecommunications services in our markets. We also will continue to face significant competitive product and pricing pressures from other types of communications businesses, including cable companies providing broadband Internet access and other integrated services providers, and from other companies like us that attempt to compete in the local services market.

We may be required to reduce further some or all of the prices we charge for our retail local, long distance and data services for the following reasons, which could adversely affect our ability to generate positive cash flows from operations:

•	AT&T, our principal competitor in many of the markets we serve, is authorized to offer the same bundle of local, long distance and data services that we offer;

•

the acquisitions of BellSouth by AT&T and of MCI by Verizon Communications have increased substantially the market power of these incumbent carriers, particularly of our principal competitor and our principal supplier of last-mile connectivity to our customers, in many of the markets we serve and in the market for business customers in which we compete, and these mergers may accelerate other pending or future consolidations among our competitors;

•

cable companies and providers of alternative forms of communication that rely on Voice over Internet Protocol or similar applications are increasingly attracting customers and are expected to expand their target customer base from primarily residential customers to the small and medium-sized businesses we serve; and

•

recent regulatory decisions have decreased regulatory oversight of incumbent local telephone companies, which may increase the benefits that these companies could experience from their long- standing customer relationships and their ability to subsidize local services with revenue from unrelated businesses.

The foregoing competitive pressures have contributed to a significant increase in our customer attrition over the past two years. We expect that these pressures will continue to affect adversely our ability to maintain existing customers and win new customers.

Our wholesale services, including our broadband transport services, continue to be adversely affected by pricing pressure, network overcapacity, service cancellations and other factors.

We have continued to experience adverse trends related to our wholesale service offerings, including our broadband transport services and local interconnection business, that have resulted primarily from a reduction in rates charged to our customers due to overcapacity in the broadband services business and from service cancellations by some customers. Pending or contemplated consolidations in our industry also may continue to affect adversely our wholesale services business by improving the resources of the consolidating companies and reducing their demand for our services as those companies upgrade their own networks and consolidate their voice and data traffic on those networks. We expect that these factors will result in continued declines in revenues and cash flows from our wholesale service offerings. Such declines will have a disproportionately adverse effect on our operating results, because of the higher gross margins associated with our wholesale services.

Our operating performance will suffer if we are not offered competitive rates for the access services we need to provide our long distance services.

We depend on other communications companies to originate and terminate a significant portion of the long distance traffic initiated by our customers. Our operating performance will suffer if we are not offered these access services at rates that are substantially equivalent to the costs of, and rates charged to, our competitors and that permit profitable pricing of our long distance services. The charges for access services historically have made up a significant percentage of our overall cost of providing long distance service. Some of our Internet-based competitors generally have been exempt from these and other regulatory charges, which could give them a significant cost advantage in this area. The FCC currently is considering what charges, if any, should be assessed on long distance services provided over the Internet.

Our inability to maintain our network infrastructure, portions of which we do not own, could adversely affect our operating results.

We have effectively extended our network with minimal capital expenditures by entering into marketing and management agreements with public utility companies to sell long-haul private line services on the fiber optic networks owned by these companies. Under these agreements, we generally earn a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility’s networks. Any cancellation or non-renewal of any of these agreements, any adverse legal ruling with respect to our rights under any of these agreements, or any future failure by us to acquire and maintain similar network agreements in these or other markets as necessary could materially adversely affect our operations. In addition, some of our agreements with the public utility companies are nonexclusive, and our business would suffer from any reduction in the amount of capacity they make available to us.

Our ability to provide service also could be materially adversely affected by a cable cut, switch failure or other equipment failure along our fiber optic network or along any other fiber optic network on which we lease transmission capacity. A significant portion of our fiber optic network is not protected by electronic redundancy or geographical diverse routing. Lack of these safeguards could result in our inability to reroute traffic to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure or to an entirely different fiber optic route, assuming capacity is available, in the event of a total cable cut or if we fail to maintain our rights-of-way on some routes. Our ability to use network infrastructure and continue to provide services also may be affected by regulatory or legislative developments in connection with Internet Neutrality, which refers to the non-discriminatory treatment of data that traverse broadband networks. We cannot predict the outcome of any such developments.

If we are unable to interconnect with AT&T as a result of its acquisition of BellSouth and other incumbent carriers on acceptable terms, our ability to offer competitively-priced local telephone services will be adversely affected.

To provide local telephone services, we must interconnect with and resell the services of the incumbent carriers to supplement our own network facilities. This relationship is governed by interconnection agreements between the incumbent carrier and one of our operating companies. As the original term of each of our interconnection agreements expires, it typically will be renewed on a month-to-month basis until it is replaced by a successor agreement. We have completed a successor agreement with BellSouth (which has since been acquired by AT&T) in one state and are currently seeking new agreements in other states. Although the regulatory conditions to the merger of AT&T and BellSouth provide additional options for entering into new agreements, we may not be able to enter into new interconnection agreements with AT&T or other carriers on favorable terms or in a timely manner. Further, federal regulators have adopted substantial modifications to the requirements that obligate AT&T and other former monopoly local telephone companies to provide to us at cost-based rates the elements of their telephone networks that enable us to offer many of our services at competitive rates. If we are unable to enter into or maintain favorable interconnection agreements in our markets, our ability to provide local services on a competitive and profitable basis may be materially adversely affected. Any successful effort by the incumbent carriers to deny or substantially limit our access to their network elements or wholesale services also would harm our ability to provide local telephone services.

We may not be able to retain the few large customers on which we depend for a significant percentage of our revenues.

We may not be able to retain our large customers, or we may be required to lower our prices significantly to retain them. Our ability to retain these customers may be adversely affected by pending or contemplated consolidations in our industry, adverse changes in our financial condition, increased competition, customer service issues and other events that may occur. The table below sets forth the approximate percentages of our total consolidated revenues generated in 2004, 2005 and 2006 by our five largest integrated communications services customers and our three largest wholesale services customers:

	Year Ended December 31,
	2004	2005	2006
Five largest integrated communications services customers	4.4%	4.2%	4.3%
Three largest wholesale services customers	4.9%	6.9%	6.9%

If we were to lose any of these customers or were compelled to lower our prices to retain these customers, our operating revenues and business could be adversely affected.

The local and long distance industries are subject to significant government regulation, which may change in a manner that is harmful to our business.

We are required to comply with telecommunications regulations implemented by federal, state and local governments. We are required to obtain authorizations from the FCC and state public utility commissions to offer some of our communications services, to file tariffs for many of our services and to comply with local license, franchise or permit requirements relating to installation and operation of our network. Many of these regulations continue to change. Any of the following events related to the manner in which our business is regulated could limit the types of services we provide or the terms on which we provide these services:

•	our failure to maintain proper federal and state tariffs;

•	our failure to maintain proper state certifications;

•	our failure to comply with federal, state or local laws and regulations;

•	our failure to obtain and maintain required licenses, franchises and permits;

•	the imposition of burdensome license, franchise or permit requirements to operate in public rights-of-way; and

•	the occurrence of burdensome or adverse regulatory requirements or developments.

We may not benefit from our acquisition strategy.

As part of our business strategy, we regularly evaluate opportunities to enhance the value of our company by pursuing acquisitions of other businesses. Before the completion of our recapitalization transactions in July 2007, such efforts were hindered in part due to our high levels of outstanding debt and our complicated capital structure. Following the completion of the recapitalization transactions, however, we believe that we are better positioned, and therefore we intend, to pursue such strategic opportunities as they arise. We cannot provide any assurance, however, with respect to the timing, likelihood, size or financial effect of any potential transaction involving our company, as we may not be successful in identifying and consummating any acquisition or in integrating any newly acquired business into our operations.

The evaluation of business acquisition opportunities and the integration of any acquired businesses pose a number of significant risks, including the following:

•

acquisitions may place significant strain on our management, financial and other resources by requiring us to expend a substantial amount of time and resources in the pursuit of acquisitions that we may not complete, or to devote significant attention to the various integration efforts of any newly acquired businesses, all of which will require the allocation of limited management resources;

•

acquisitions may not have a positive impact on our cash flows or financial performance, even if acquired companies eventually contribute to an increase in our profitability, because the acquisitions may adversely affect our operating results in the short term as a result of transaction-related expenses we will have to pay or the higher operating and administrative expenses we may incur in the periods immediately following an acquisition as we seek to integrate the acquired business into our own operations;

•	we may not be able to eliminate as many redundant costs as we anticipate;

•

our operating and financial systems and controls and information services may not be compatible with those of the companies we may acquire and may not be adequate to support our integration efforts, and any steps we take to improve these systems and controls may not be sufficient;

•	growth through acquisitions will increase our need for qualified personnel, who may not be available to us; and

•	acquired businesses may have unexpected liabilities and contingencies, which could be significant.

Our failure to maintain adequate billing, customer service, information systems and data security could limit our ability to increase our services and, in some cases, expose us to potential liability.

We depend on sophisticated information and processing systems to grow, monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Our inability to identify adequately all of our information and processing needs, to process the information effectively or accurately, to upgrade our systems as necessary or to manage confidential customer data could have a material adverse effect on our operating results.

We also depend on operations support systems and other carriers to order and receive network elements and wholesale services from the incumbent carriers. These systems are necessary for carriers like us to provide local service to customers on a timely and competitive basis. FCC rules, together with rules adopted by state public utility commissions, may not be implemented in a manner that will permit us effectively to order, receive and provision network elements and other facilities necessary for us to provide many of our services. Existing and future federal and state laws and regulations also may affect the manner in which we are required to protect confidential customer data and other information, which could increase the cost of our operations and our potential liability if the security of our confidential customer data is breached.

We may be subject to damaging and disruptive intellectual property litigation.

We may be subject to infringement claims in the future. We may be unaware of filed patent applications and issued patents that could relate to our products and services. Intellectual property litigation could:

•	be time-consuming and expensive;

•	divert attention and resources away from our daily business;

•	impede or prevent delivery of our products and services; and

•	require us to pay significant royalties, licensing fees and damages.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and also could result in damages, license fees, royalty payments and restrictions on our ability to provide our services, any of which could harm our business.

We are subject to risks associated with rapid changes in technology.

Our business could suffer from unexpected developments in technology, or from our failure to adapt to these changes. The communications industry is subject to rapid and significant changes in technology, and we may be required to select one emerging technology over another. We will be unable to predict with any certainty, at the time we are required to make our investments, whether the technology we have chosen will prove to be the most economic, efficient or capable of attracting customer usage. If we choose the wrong technology, or if our competitors develop or select a superior technology, we could lose our existing customers and be unable to attract new customers, which would harm our business and operations.

Our success depends on our ability to attract and retain key personnel.

The loss of the services of our key personnel, or our inability to attract, recruit and retain sufficient or additional qualified personnel, could hurt our business. Our business is currently managed by a small number of key management and operating personnel, including our executive officers. Many members of our senior management team have extensive experience in the telecommunications industry. We do not maintain “key man” insurance on these employees. Because of current market conditions for our industry, our stock incentive program may not provide an adequate incentive to current or potential key employees to remain or become employed by us.

Our network or other ground facilities could be damaged by natural catastrophes or terrorism.

A major earthquake, tornado, hurricane, fire, terrorist attack on the United States, or other catastrophic event could damage our network, network operations center, central offices or corporate headquarters. Such an event could interrupt our service and harm our business in the affected areas. We do not have replacement or redundant facilities that we can use to provide alternative means of service to all customers or under every circumstance in the event of a catastrophic event. Any damage to our network could result in degradation of our service for some customers and could result in complete loss of service in affected areas.

Risks Related to the Rights Offering

As a holder of common stock, you may suffer dilution of your percentage ownership of our common stock if you do not fully exercise your rights.

The rights offering will result in an increase in our outstanding common stock. If you do not fully exercise your rights, your proportionate voting and ownership interest in our company will be reduced and your percentage ownership of ITC^DeltaCom represented by your shares will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the number of new shares, if any, you subscribe for in the rights offering.

The rights are not transferable and there is no market for the rights.

You may not sell, give away or otherwise transfer your rights. The subscription rights are only transferable by operation of law. Because the rights are non-transferable, there is no market or other means for you to realize directly any value associated with the rights other than by exercising your rights and putting additional capital at risk.

The exercise price was determined after consideration of a number of factors and does not reflect a determination of our value or the value of our common stock.

Each right entitles a holder of our common stock to purchase one share of our common stock at an exercise price of $3.03 per share. The exercise price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. As a result, the exercise price should not be considered an indication of the actual value of our company or of our common stock. We determined the subscription price based upon the common stock price at which we completed some of the recapitalization transactions. In connection with the recapitalization, we explored obtaining an equity investment from several investment banks and negotiated a definitive commitment from Credit Suisse Securities (Europe) Limited to purchase shares of common stock at $3.03 per share. This arms-length negotiated price was then used as the price per share for some of recapitalization transactions, including the purchase of $21 million of our common stock and the exchange of most of our third lien, senior secured notes for common stock. This price was also used to determine the price at which the Series H preferred stock is convertible into shares of our common stock.

Your exercise of rights may not be revoked.

Once you have exercised your rights, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. Therefore, even if circumstances arise after you have exercised your rights that cause you to change your mind about investing in our common stock, you will nonetheless be legally bound to proceed.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by Mellon Bank, N.A., the subscription agent, before the expiration of the rights offering. The time period to exercise rights is limited. If you or your broker, bank or other nominee, as applicable, fails to complete and sign the required rights certificate, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept the exercise only to the extent of the payment received. Neither we nor the rights agent undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

Risks Related to Our Common Stock

Affiliates of Welsh, Carson, Anderson & Stowe own securities representing a majority of our voting power, which gives them the ability to exercise significant or controlling influence over major corporate actions by us.

The controlling affiliates of the investment funds that constitute Welsh, Carson, Anderson & Stowe, a private equity firm, have reported in SEC filings that such affiliates and the funds, as a group, beneficially own common stock representing a majority of the voting power of our outstanding capital stock. Based upon their existing capital stock ownership, the members of this group currently have the right to control the outcome of actions involving our company or its assets that require stockholder approval. In addition, three of our nine directors are members of, or affiliated with members of, this group.

The Welsh, Carson, Anderson & Stowe group may have interests with respect to our company that differ from those of our other stockholders as a result of significant investments by the group in other communications companies.

The price of our common stock may be volatile.

The trading price of our common stock has varied between a high of $9.50 in July 2007 and a low of $2.00 in January 2007 during the 12-month period ended November 30, 2007. The price of the common stock that will prevail in the market after the rights offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of communication services companies;

•	actual or anticipated changes or fluctuations in our operating results or in the expectations of securities analysts;

•	general domestic and international economic conditions and trends;

•	catastrophic events;

•	activities of our competitors;

•	announcements by third parties of significant claims or proceedings against us;

•	regulatory changes;

•	sales of large blocks of our capital stock; or

•	departures of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

We and some of our securityholders are parties to registration rights agreements under which those securityholders are entitled, subject to some limitations and qualifications, to shelf, demand and piggy-back registration rights with respect to the our common stock owned by such securityholders from time to time. As of the record date for the rights offering, up to approximately 54,500,000 outstanding shares of our common stock, which constitute up to approximately 81% of our outstanding shares of common stock, may be entitled to these registration rights.

We do not anticipate paying any dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our senior credit facility agreements prohibit us from paying cash dividends on our common stock. As a result, an increase in the market price of the common stock may represent the only way for you to receive a return on your investment in the common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus or in the documents it incorporates by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, financial position, levels of activity, performance or achievements to be materially different from any future results, financial position, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate this information to our investors. There may be events in the future, however, that we are not able to control or predict accurately. The risks described under “Risk Factors,” as well as any cautionary language in this prospectus or in the documents it incorporates by reference, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We disclaim any duty to update our forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable securities laws.

RECAPITALIZATION TRANSACTIONS

On July 31, 2007, ITC^DeltaCom completed transactions, which we sometimes refer to collectively as the “recapitalization,” in which we:

•	refinanced or retired substantially all of our outstanding funded debt primarily with the proceeds of new senior secured credit facilities;

•	eliminated all series of our previously authorized preferred stock and substantially all related stock warrants principally in exchange for common stock; and

•	raised additional funds from sales of our capital stock.

Immediately after the completion of the transactions, ITC^DeltaCom’s outstanding capital stock consisted of approximately 67,006,000 shares of common stock and 412,215 shares of Series H preferred stock convertible into a maximum of 13,603,095 shares of common stock. Upon the completion of the transactions, we had outstanding funded debt under new senior secured credit facilities in the aggregate principal amount of $305 million, a $10 million undrawn revolving credit facility and approximately $50 million in unrestricted cash.

Refinancing Transactions

On July 31, 2007, ITC^DeltaCom’s wholly-owned subsidiary, Interstate FiberNet, Inc., or “IFN,” as the borrower, and ITC^DeltaCom and our other subsidiaries, as guarantors, entered into (1) a first lien credit facility in an aggregate principal amount of $240 million, which consists of a $230 million term loan facility and a $10 million revolving credit facility, and (2) a second lien credit facility in an aggregate principal amount of $75 million. IFN drew all the full amounts available under the first lien term loan facility and the second lien credit facility on July 31, 2007 and applied the proceeds of such borrowings to repay outstanding debt obligations as set forth below:

•

all $246.1 million of principal and accrued interest outstanding under our first lien, senior secured notes due 2009, and prepayment penalty expense of 3% of the principal prepaid, or $7.1 million paid in cash;

•	all $57.2 million of principal and accrued interest outstanding under our second lien credit facility due 2009;

•

all $5.6 million of principal and accrued interest outstanding under our third lien, senior secured notes due 2009 not exchanged for our common stock (as described below), and prepayment penalty expense of 2% of the principal prepaid, or $85,000 paid in cash;

•	all $4.3 million of principal and accrued interest outstanding under vendor notes;

•	$1.4 million of capital leases; and

•	all $18.5 million of principal and accrued interest outstanding under our 10 1/2% senior unsecured notes due September 2007.

In connection with the transactions, we recognized the write-off of approximately $7.3 million of debt issuance cost associated with the extinguished debt.

The new first lien credit facility was initially funded by an institutional lender that, after the facility closing on July 31, 2007, syndicated the facility to other lenders, including investment funds managed by Tennenbaum Capital Partners, LLC, which is an investment firm, and which we refer to as “TCP.” The first lien term loan facility and the revolving credit facility will mature on July 31, 2013 and on July 31, 2012, respectively. Scheduled quarterly principal payments of $575,000 under the first lien term loan facility will begin in the first quarter of 2008. The borrower may prepay borrowings outstanding under the first lien credit facility without premium or penalty. Borrowings outstanding under the first lien credit facility bear interest, at the borrower’s option, at an annual rate equal to either (1) a specified base rate plus 3.00% or (2) the London interbank offered rate, or “LIBOR,” plus 4.00%. Borrowings under the revolving credit facility bear interest, at the borrower’s option, at an annual rate equal to either (a) a specified base rate plus a margin of 2.50% to 3.00% or (b) LIBOR plus a margin of 3.50% to 4.00%. The applicable margin is determined based upon ITC^DeltaCom’s consolidated leverage ratio at the specified measurement date. The borrower may elect, subject to pro forma compliance with specified financial covenants and other conditions, to solicit the lenders under the first lien credit facility to increase commitments for borrowings under the first lien credit facility by an aggregate principal amount of up to $25 million. The obligations under the first lien credit facility is secured by a first priority security interest in, and a first priority lien on, substantially all of the assets of ITC^DeltaCom and our subsidiaries.

The second lien credit facility is provided by TCP-managed investment funds. TCP-managed investment funds were holders of some of IFN’s first lien, senior secured notes and third lien, senior secured notes, as well as lenders under IFN’s previous second lien credit facility, repaid with the proceeds of the new credit facilities. The second lien credit facility will mature on July 31, 2014. There will be no scheduled principal payments before maturity under the second lien credit facility. Prepayment of borrowings outstanding under this facility before July 31, 2009 will require payment of a premium of approximately $1.5 million if the borrowings are prepaid prior to July 31, 2008, or approximately $750,000 if the borrowings are prepaid on or after July 31, 2008 and before July 31, 2009. Borrowings outstanding under the second lien credit facility bear interest, at the borrower’s option, at an annual rate equal to either (1) a specified base rate plus 6.50% or (2) LIBOR plus 7.50%. For interest payments covering any interest period ending on or before July 31, 2009, the borrower may elect to pay interest under the facility either entirely in cash or as PIK interest by adding to the principal of outstanding borrowings an amount equal to the amount of interest accrued at an annual rate of up to 4.00% and by paying the balance of the accrued interest in cash. The second lien credit facility is secured by a second priority security interest in, and a second priority lien on, substantially all of the assets of ITC^DeltaCom and our subsidiaries.

The new credit facilities contain customary affirmative and negative covenants, including covenants restricting the ability of ITC^DeltaCom and our subsidiaries, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of their assets, pay dividends or make other distributions, make investments, and engage in transactions with affiliated persons. ITC^DeltaCom and our subsidiaries are subject to financial covenants under both credit facilities limiting annual capital expenditures and specifying (as defined for the purposes of the credit facility agreements) the maximum ratio of total consolidated indebtedness to consolidated EBITDA for each measurement period. The first lien credit facility agreement contains additional financial covenants specifying (as defined for purposes of the first lien credit facility agreement) the minimum ratio of consolidated EBITDA to consolidated interest expense and the maximum ratio of first lien consolidated indebtedness to consolidated EBITDA for each measurement period.

Conversion and Exchange Transactions

On July 31, 2007, we entered into agreements with various holders of our 8% Series A convertible redeemable preferred stock, 8% Series B convertible redeemable preferred stock, Series B warrants originally issued on October 6, 2003, Series C warrants originally issued on March 29, 2005 and Series D warrants originally issued on July 26, 2005, pursuant to which we issued a total of 23,990,004 shares of common stock upon the conversion or exchange of those securities. Pursuant to the agreements, we issued:

•

1,747,929 shares of common stock upon the conversion of 50% of the 201,882 outstanding shares of Series A preferred stock and redeemed for cash the remaining 50% of the outstanding shares of Series A preferred stock for an aggregate redemption price of $11,000,425;

•

16,642,943 shares of common stock to investment funds and other persons currently or previously affiliated or associated with Welsh, Carson, Anderson & Stowe, whom we refer to as the “WCAS Securityholders,” and 483 shares to a non-WCAS Securityholder, including (1) 11,735,080 shares of common stock upon the conversion of all 607,087 outstanding shares of the Series B preferred stock, (2) 5,789 shares of common stock in exchange for all 3,000,000 outstanding Series B warrants and (3) 4,902,557 shares of common stock in exchange for all 20,000,000 outstanding Series C warrants; and

•

5,598,649 shares of common stock in exchange for 9,000,000 Series D warrants (of which 4,242,717 shares were issued to TCP-managed investment funds in exchange for 6,820,293 outstanding Series D warrants held by such funds).

On July 31, 2007, we and IFN entered into agreements with holders of $51.7 million principal amount of the third lien, senior secured notes, which were supported by ITC^DeltaCom’s full and unconditioned guarantee, pursuant to which we issued a total of 17,275,791 shares of common stock upon the exchange of such notes, including:

•

7,757,524 shares of common stock in exchange for $22.9 million aggregate principal amount of third lien notes held by WCAS Securityholders, prepayment penalty expense of 2% of the principal prepaid, or $235,000 paid in common stock and $233,000 paid in cash, and accrued interest of $332,000 paid in common stock;

•	8,259,193 shares of common stock in exchange for $25.0 million aggregate principal amount of third lien notes held by TCP-managed investment funds; and

•	1,259,074 shares of common stock in exchange for $3.815 million aggregate principal amount of third lien notes held by other note holders.

We paid in cash prepayment penalty expense of 2% of the principal prepaid, or $500,000, to TCP-managed investment funds and $76,000 to other note holders.

Other Transactions

On July 31, 2007, concurrently with the completion of the foregoing refinancing and recapitalization transactions, we received total gross proceeds of $62.2 million from the following sales of our capital stock for cash:

•	sale of 6,937,724 shares of common stock to WCAS Securityholders at a purchase price of $3.03 per share and at an aggregate purchase price of $21 million; and

•

sale of 412,215 shares of a new issue of our 6% Series H convertible redeemable preferred stock to institutional investors at a purchase price of $100 per share and at an aggregate purchase price of $41.2 million.

See “Description of Our Capital Stock—Series H Preferred Stock” for a summary of the material terms of the Series H preferred stock.

Equity Grants

Effective on July 31, 2007, to adjust compensatory equity awards granted in 2005 to three of our senior executives for the foregoing conversion and exchange transactions, our board of directors approved amendments to outstanding stock unit awards for a total of 14,016 shares of Series A preferred stock and 42,138 shares of Series B preferred stock and outstanding awards of 703,505 Series D warrants to convert those awards into grants of common stock units for a total of 1,575,171 shares of common stock. Approximately 945,000 of the common stock units represent the 60% of the amended awards that vest over a period of 36 months, which began in the three months ended March 31, 2005. Accordingly, we applied provisions of SFAS 123R, “Share-Based Payment,” regarding exchanges of share instruments and accounted for the amendments to the outstanding stock unit awards as a modification of the stock incentives in the three months ended September 30, 2007. We determined the incremental compensation cost as the difference in the fair value of the awards immediately after the recapitalization compared to the fair value of the awards immediately before the recapitalization, and recognized $2.4 million of the compensation cost attributable to the portion of the units vested as of the recapitalization date of July 31, 2007. As of July 31, 2007, in connection with the modification, we began recognizing additional compensation cost of approximately $84,000 monthly over the remaining vesting period of the stock units, which is approximately seven months.

USE OF PROCEEDS

If all of the rights being offered in the rights offering are exercised, we will receive gross proceeds of approximately $41,221,500, which is the total purchase price we received from our sale of the Series H preferred stock. None of the proceeds of the rights offering will be available for investment in our business. As required by the Series H purchase agreement, we will use all of the rights offering proceeds to redeem up to all of the outstanding shares of the Series H preferred stock at a redemption price of $100 per share. If fewer than all rights are exercised, any share of Series H preferred stock that is not redeemed from the proceeds of the rights offering will mandatorily and automatically convert into 33 shares of common stock at the conclusion of the rights offering, as set forth in the certificate of designation of the Series H preferred stock. For more information concerning the Series H purchase agreement and Series H preferred stock, see “The Rights Offering—Reasons for the Rights Offering” and “Description of Our Capital Stock—Series H Preferred Stock.”

We will pay the expenses of the rights offering, which we estimate will total approximately $430,000, from cash on hand.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock. Our common stock was traded on the Nasdaq National Market from January 1, 2005 through July 26, 2006, when our common stock was delisted from that market. Since that date, our common stock has traded in the over-the-counter market, both through quotations in the National Quotation Bureau “Pink Sheets” and, since October 20, 2006, on the OTC Bulletin Board under the symbol “ITCD.OB.” Sale prices before September 13, 2005, which was the effective date of a one-for-three reverse split of the common stock, have been adjusted to reflect the reverse stock split as if it had become effective as of January 1, 2005.

	High	Low
Fiscal 2007
First Quarter	$3.53	$2.00
Second Quarter	7.09	2.70
Third Quarter	9.50	5.50
Fourth Quarter (through December 17, 2007)	7.35	4.50

Fiscal 2006
First Quarter	$1.50	$0.99
Second Quarter	1.95	0.87
Third Quarter	1.75	0.70
Fourth Quarter	2.80	1.65

Fiscal 2005
First Quarter	$5.49	$1.50
Second Quarter	3.87	1.29
Third Quarter	3.51	1.84
Fourth Quarter	2.16	1.10

As of the record date for the rights offering, we had approximately 1,230 holders of record of our common stock.

Dividend Policy

We have not declared or paid any cash dividends on our common stock and do not anticipate that we will declare or pay cash dividends on the common stock in the foreseeable future. Future declaration and payment of cash dividends, if any, on the common stock will be determined in light of factors deemed relevant by our board of directors, including our earnings, operations, capital requirements and financial condition and restrictions in our financing agreements. Our credit agreements prohibit us from paying cash dividends on our common stock.

CAPITALIZATION

The following table describes our capitalization as of September 30, 2007:

•	on an actual basis; and

•

on a pro forma basis as adjusted to give effect to the sale of all 13,604,455 shares offered in the rights offering at a price of $3.03 per share and the application of the offering proceeds as set forth under “Use of Proceeds.”

	Actual	Pro Forma As Adjusted for Rights Offering
	(in thousands)
Long-term debt:
First lien, senior secured notes due July 2009	$—	$—
First lien term loan facility due July 31, 2013, net of unamortized discount of $2,400	227,669	227,669
Second lien secured credit facility due August 2009	—	—
Second lien credit facility due July 31, 2014	75,000	75,000
Capital lease obligations at varying interest rates, maturing through March 2010	56	56

Total	302,725	302,725
Less current maturities	(1,754)	(1,754)

Total	$300,971	$300,971

Convertible Redeemable Preferred Stock:
Par value $0.01; 412,215 shares designated Series H; 412,215 shares issued and outstanding; 0 shares issued and outstanding on pro forma basis; entitled to redemption value of $100 per share, plus accrued and unpaid dividends	$41,222	$—
Discount on Series H convertible preferred stock(a)	(27,482)	—

Total	$13,740	$—

Stockholders’ Equity (Deficit):
Common stock, par value $0.01; 350,000,000 shares authorized; 67,007,996 shares issued and outstanding at September 30, 2007; 80,612,451 shares on a pro forma basis as adjusted for rights offering	$670	$806
Additional paid-in capital(a)	674,086	714,742
Warrants outstanding	2,122	2,122
Accumulated deficit	(672,419)	(699,901)
Accumulated other comprehensive income	(1,649)	(1,649)

Total	$2,810	$16,120

(a)	The Series H preferred stock is considered to have a beneficial conversion feature consisting of an embedded conversion right that is “in-the-money” when issued. Accordingly, pursuant to Emerging Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” the discount attributable to the conversion feature totaling $41.2 million is recorded in the Actual column as an increase to additional paid-in capital. The beneficial conversion feature is calculated at its intrinsic value, or the fair value of the common stock of $7.40 per share at July 16, 2007, which was the commitment date for the Series H preferred stock investment, less the effective conversion price of $3.03 per share, or $4.37 per share, multiplied by 13,604,455 shares, but limited to the $41.2 million of proceeds we received from the Series H preferred stock sale. The beneficial conversion discount is being accreted to the January 31, 2008 date of redemption and recognized as a charge to common stockholders.

The pro forma amounts shown above give effect to the rights offering as if it had occurred as of September 30, 2007 and include estimates of costs and expenses of the rights offering. As a result, the actual pro forma amounts may differ from the estimated amounts.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value per share of their common stock. Dilution is the amount by which the subscription price paid by purchasers of shares of common stock in the rights offering exceeds the net tangible book value per share of our common stock immediately following the completion of the rights offering. Net tangible book value per share represents the amount of our total assets, less intangible assets and total liabilities, divided by the total number of shares of our common stock outstanding. As of September 30, 2007, we had a net tangible book value after completion of the recapitalization of approximately $(26.5) million, or $(.40) per share of our common stock.

After giving effect to (a) the sale of all 13,604,455 shares of our common stock offered in the rights offering at a price of $3.03 per share and (b) the application of the gross proceeds of the rights offering as described under “Use of Proceeds,” our pro forma net tangible book value as of September 30, 2007 attributable to common stockholders would have been $(27.0) million, or $(.34) per share of our common stock. This amount represents an immediate dilution of $3.37 per share to purchasers in the rights offering. The following table illustrates this per share dilution.

Subscription price		$3.03
Net tangible book value per share at September 30, 2007, before the rights offering	$(.40)
Net increase in net tangible book value per share attributable to the rights offering	$.06
Pro forma net tangible book value per share after giving effect to the rights offering		$(.34)

Dilution in net tangible book value per share to purchasers		$3.37

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth ITC^DeltaCom’s selected consolidated financial data as of and for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and as of and for the nine months ended September 30, 2006 and 2007. The selected operating statement data for the year ended December 31, 2002 and the selected balance sheet data as of the end of such period have been derived from ITC^DeltaCom’s audited consolidated financial statements. The selected operating statement data for the periods from January 1, 2002 to October 29, 2002 and October 30, 2002 to December 31, 2002 and the years ended December 31, 2003, 2004, 2005 and 2006, and the selected balance sheet data at December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006, have been derived from the consolidated financial statements that have been audited by BDO Seidman, LLP, independent registered public accounting firm. The operating statement and balance sheet data at and for the year ended December 31, 2002 have been separated into these two periods as a result of ITC^DeltaCom’s adoption, under AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” of fresh start reporting on October 30, 2002, following its emergence from Chapter 11 bankruptcy reorganization proceedings on October 29, 2002. The financial results at and for the periods ended October 29, 2002 and December 31, 2002 are not comparable in certain respects to the financial results for prior periods. The summary financial data as of September 30, 2006 and September 30, 2007 and for the nine-month periods ended September 30, 2006 and 2007 are unaudited, but include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period.

You should read the selected financial data set forth below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and related notes and other financial data incorporated in this prospectus by reference.

	Predecessor	Successor
	Period from January 1, 2002 to October 29, 2002	Period from October 30, 2002 to December 31, 2002	Year Ended December 31,				Nine Months Ended September 30,
			2003	2004	2005	2006	2006	2007
	(in thousands, except share and per share data)
Operating Statement Data:
Operating revenues:
Integrated communications services	$200,341	$41,898	$320,675	$467,629	$414,969	$381,766	$286,915	$296,265
Wholesale services	122,100	18,086	99,868	96,449	85,232	81,785	62,690	53,697
Equipment sales and related services	30,456	5,585	41,023	19,549	20,200	24,089	18,262	20,205

Total operating revenues	352,897	65,569	461,566	583,627	520,401	487,640	367,867	370,167

COSTS AND EXPENSES:
Cost of services and equipment excluding depreciation and amortization .	164,920	30,021	230,844	290,923	268,123	244,278	187,556	175,615
Selling, operations and administration expense	136,472	27,108	173,954	221,922	195,496	182,873	134,995	141,823
Depreciation and amortization	105,696	9,002	63,393	87,108	53,187	59,832	43,384	55,087
Restructuring and merger-related expenses	—	—	2,141	4,828	135	—	480	24
Asset impairment loss(a)	223	—	—	203,971	13,373	—	—	—

Total operating expenses	407,311	66,131	470,332	808,752	530,314	486,983	366,415	372,549

Operating income (loss)	(54,414)	(562)	(8,766)	(225,125)	(9,913)	657	1,452	(2,382)

OTHER (EXPENSE) INCOME:
Interest expense	(35,704)	(2,350)	(15,917)	(21,309)	(40,508)	(57,625)	(42,497)	(42,279)
Debt issuance cost write-off	—	—	—	—	(3,948)	—	—	(7,298)
Prepayment penalties on debt extinguished	—	—	—	—	—	—	—	(8,208)
Loss on extinguishment of debt	—	—	—	—	—	—	—	(105,269)
Cost of unused equity commitment	—	—	—	—	—	—	—	(1,620)
Interest and other income (expense), net	60	216	344	(794)	3,520	3,509	2,591	1,672

Loss before reorganization items and income taxes	(90,058)	(2,696)	(24,339)	(247,228)	(50,849)	(53,459)	(38,454)	(165,384)
Reorganization items(b)	60,792	—	—	—	—	—	—	—
Income tax expense (benefit)	—	—	—	—	—	—	—	—

Net loss	(29,266)	(2,696)	(24,339)	(247,228)	(50,849)	(53,459)	(38,454)	(165,384)
Preferred stock dividends and accretion(c)	(4,210)	(514)	(3,912)	(9,345)	(6,957)	(7,445)	(5,535)	(18,072)
Charge due to preferred stock redemption and conversion	—	—	—	—	—	—	—	(44,250)

Net loss applicable to common stockholders	$(33,476)	$(3,210)	$(28,251)	$(256,573)	$(57,806)	$(60,904)	$(43,989)	$(227,706)

Basic and diluted net loss per common share(b)	$(1.61)	$(0.22)	$(1.82)	$(14.72)	$(3.11)	$(3.25)	$(2.35)	$(7.71)

Basic and diluted weighted average common shares outstanding(b)	20,788,256	14,916,667	15,517,216	17,426,546	18,598,549)	18,751,067	18,747,577	29,548,810

Comprehensive income (loss)
Net loss	$(29,266)	$(2,696)	$(24,339)	$(247,228)	$(50,849)	$(53,459)	$(38,454)	$(165,384)
Other comprehensive income (loss)
Change in unrealized gains (losses) on derivative instrument designated as cash flow hedging instrument, net of tax	—	—	—	—	—	—	—	(1,649)

Comprehensive income (loss)	$(29,266)	$(2,696)	$(24,339)	$(247,228)	$(50,849)	$(53,459)	$(38,454)	$(167,033)

	As of December 31,					As of September 30, 2007
	2002	2003	2004	2005	2006
	(in thousands, except share and per share data)
Balance Sheet Data (at period end):
Cash and cash equivalents (unrestricted)	$30,554	$50,099	16,599	69,360	$67,643	$58,428
Working capital (deficit)	14,728	(6,835)	(5,155)	44,806	24,009	41,320
Total assets	553,520	745,053	463,973	456,758	435,582	410,020
Long-term liabilities	206,993	301,255	292,445	322,272	338,512	304,756
Convertible redeemable preferred stock	24,525	55,007	61,633	68,437	74,170	13,740
Stockholders’ equity (deficit)	237,245	240,713	3,643	(31,654)	(91,039)	2,810

(a)	In 2005, ITC^DeltaCom recorded asset impairment loss consisting of a write-down of impaired property, plant and equipment of $7.2 million and a write-off of indefinite life intangibles of $6.2 million. In 2004, ITC^DeltaCom recorded asset impairment loss consisting of a write-down of impaired property, plant and equipment of $199.9 million and a write-down of $4.0 million to its amortizable intangible customer base asset. In 2002, ITC^DeltaCom recorded asset impairment loss consisting of a write-down of impaired property, plant and equipment of $223,000.
(b)	On June 25, 2002, ITC^DeltaCom filed a voluntary petition for reorganization under Chapter 11 of the United States bankruptcy code. The plan was confirmed on October 17, 2002 and became effective on October 29, 2002. Accordingly, ITC^DeltaCom reclassified its then-outstanding senior notes and convertible subordinated notes, which were subject to compromise in the reorganization, as “liabilities subject to compromise” before the effective date. Expenses related to the reorganization, such as professional fees and administrative costs, are classified as “reorganization items.” On the reorganization effective date, all shares of old common stock were canceled and new shares of common stock were issued.
(c)	Represents the accretion of costs related to preferred stock and the payment of accrued dividends on preferred stock at an annual rate of 8% on the Series A and Series B preferred stock and at an annual rate of 6% on the Series H preferred stock. All such dividends previously paid have been paid in additional shares of preferred stock valued solely for purposes of such dividends at $100 per share.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements of ITC^DeltaCom, Inc. and its subsidiaries present our financial position as of September 30, 2007 on an actual basis and on a pro forma basis as adjusted to give effect to the sale of all 13,604,455 shares offered in the rights offering at a price of $3.03 per share and the application of the offering proceeds as set forth under “Use of Proceeds,” and our results of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006:

•	on an actual basis;

•	on a pro forma basis as adjusted to give effect to the recapitalization transactions completed on July 31, 2007, as described under “Recapitalization Transactions”; and

•

on a pro forma basis as further adjusted to give effect to the sale of all 13,604,455 shares offered in the rights offering at a price of $3.03 per share and the application of the offering proceeds as set forth under “Use of Proceeds.”

In the pro forma financial information presented below:

•

the unaudited pro forma condensed consolidated balance sheet adjusts the historical consolidated balance sheet of ITC^DeltaCom as of September 30, 2007 to give effect to the rights offering as if it had been completed on the same date; and

•

the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2007 adjust the historical consolidated statements of operations for each of these fiscal periods to give effect to the recapitalization transactions as if they had been completed on January 1, 2006 and then further adjust the statements of operations to give effect to the rights offering as if it had been completed on the same date.

The unaudited pro forma condensed consolidated financial statements give effect to the complete redemption or conversion of all outstanding shares of Series H preferred stock. As described under “Use of Proceeds” and as reflected in these unaudited pro forma condensed consolidated financial statements, none of the proceeds of the rights offering will be available for investment in our business. If all of the rights being offered in the rights offering are exercised, we will receive gross proceeds of approximately $41,221,500, which is the total purchase price we received from our sale of the Series H preferred stock. As required under the Series H purchase agreement, we will use all of the rights offering proceeds to redeem up to all of our outstanding shares of the Series H preferred stock at a redemption price of $100 per share. If fewer than all rights are exercised, any share of Series H preferred stock that is not redeemed from the proceeds of the rights offering will mandatorily and automatically convert into 33 shares of common stock at the conclusion of the rights offering, as set forth in the certificate of designation of the Series H preferred stock. The relative number of shares of Series H preferred stock that will be converted rather than redeemed will vary based upon the number of rights that are exercised and the resulting amount of proceeds we will receive to redeem shares of the Series H preferred stock. Taking into account both shares issuable to subscribers in the rights offering and shares issuable upon conversion of the Series H preferred stock, we will issue in the aggregate a minimum of 13,603,095 shares of common stock if no rights are exercised and a maximum of 13,604,455 shares of common stock if all of the rights are exercised. For purposes of the unaudited pro forma condensed consolidated financial statements, we have assumed that we will issue a total of 13,604,455 shares of common stock.

The unaudited pro forma condensed consolidated financial statements have been prepared by us based upon assumptions deemed appropriate by us. The historical financial information for the year ended December 31, 2006 is derived from the audited financial statements of ITC^DeltaCom, but does not include all disclosures required by generally accepted accounting principles. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. These statements are not necessarily indicative of ITC^DeltaCom’s future financial position or results of operations or of the actual results that would have occurred if the recapitalization transactions and rights offering had been effected as of the dates presented.

The unaudited pro forma consolidated financial statements should be read in conjunction with our financial statements and related notes as reported in our annual report on Form 10-K for the year ended December 31, 2006 and in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, both of which reports are incorporated by reference in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2007

(in thousands except share data)

	Actual	Pro Forma Adjustments For Rights Offering		Pro Forma As Adjusted for Rights Offering
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,428	$(430	)(a)	$57,998
Restricted cash	1,413			1,413
Accounts receivable, less allowance for doubtful accounts	61,166			61,166
Inventory	3,187			3,187
Prepaid expenses and other	5,840			5,840

Total current assets	130,034	(430)		129,604

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	224,571			224,571

OTHER LONG-TERM ASSETS:
Goodwill	35,109			35,109
Other intangible assets, net of accumulated amortization	7,981			7,981
Other long-term assets	12,325			12,325

Total other long-term assets	55,415			55,415

Total assets	$410,020	$(430)		$409,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$31,430			$31,430
Construction	2,783			2,783
Accrued interest	455			455
Accrued compensation	7,042			7,042
Unearned revenue	21,316			21,316
Other accrued liabilities	23,934			23,934
Current portion of long-term debt and capital lease obligations	1,754			1,754

Total current liabilities	88,714			88,714

LONG-TERM LIABILITIES:
Other long-term liabilities	3,785			3,785
Long-term debt and capital lease obligations	300,971			300,971

Total long-term liabilities	304,756			304,756

CONVERTIBLE REDEEMABLE PREFERRED STOCK:
Par value $0.01; 412,215 shares designated Series H in 2007; 412,215 shares issued and outstanding; 0 shares issued and outstanding pro forma as adjusted for the rights offering	41,222	(41,222	)(b)	—
Discount on Series H convertible preferred stock	(27,482)	27,482	(c)	—

Total convertible redeemable preferred stock	13,740	(13,740)		—

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.01; 350,000,000 shares authorized; 67,007,996 shares issued and outstanding in 2007; 80,612,451 shares on a pro forma basis as adjusted for rights offering	670	136	(b)	806
Additional paid-in capital	674,086	41,086	(b)	714,742
		(430	)(a)
Warrants outstanding	2,122			2,122
Accumulated deficit	(672,419)	(27,482	)(c)	(699,901)
Accumulated other comprehensive income (loss)	(1,649)			(1,649)

Total stockholders’ equity	2,810	13,310		16,120

Total liabilities and stockholders’ equity	$410,020	$(430)		$409,590

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2006

(in thousands, except share data)

	Actual	Pro Forma Adjustments For Recapitalization		Pro Forma As Adjusted For Recapitalization	Pro Forma Adjustments For Rights Offering		Pro Forma As Further Adjusted For Rights Offering
OPERATING REVENUES:
Integrated communications services	$381,766	$—		$381,766	$—		381,766
Equipment sales and related services	81,785	—		81,785	—		81,785
Wholesale services	24,089	—		24,089	—		24,089

TOTAL OPERATING REVENUES	487,640	—		487,640	—		487,640

COSTS AND EXPENSES:
Cost of services and equipment, excluding depreciation and amortization	244,278	—		244,278	—		244,278
Selling, operations and administration	182,873	—		182,873	—		182,873
Depreciation and amortization	59,832	—		59,832	—		59,832

Total operating expenses	486,983	—		486,983	—		486,983

OPERATING INCOME (LOSS)	657	—		657	—		657

OTHER (EXPENSE) INCOME:
Interest expense	(57,625)	23,330	(d)	(34,295)	—		(34,295)
Interest income	2,678	—		2,678	—		2,678
Other income (expense)	831	—		831	—		831

Total other expense, net	(54,116)	23,330		(30,786)	—		(30,786)

LOSS BEFORE INCOME TAXES	(53,459)	23,330		(30,129)	—		(30,129)

INCOME TAX EXPENSE	—	—		—	—		—
NET LOSS	(53,459)	23,330		(30,129)	—		(30,129)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(7,445)	7,445	(e)	—	—		—

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(60,904)	$30,775		$(30,129)	—		$(30,129)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(3.25)			$(0.45)	—		$(0.37)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	18,751,067	48,203,514	(f)	66,954,581	13,604,455	(g)	80,559,036

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2007

(in thousands, except share data)

	Actual	Pro Forma Adjustments For Recapitalization		Pro Forma As Adjusted For Recapitalization	Pro Forma Adjustments For Rights Offering		Pro Forma As Further Adjusted For Rights Offering
OPERATING REVENUES:
Integrated communications services	$296,265	$—		$296,265	$—		$296,265
Equipment sales and related services	20,205	—		20,205	—		20,205
Wholesale services	53,697	—		53,697	—		53,697

TOTAL OPERATING REVENUES	370,167	—		370,167	—		370,167

COSTS AND EXPENSES:
Cost of services and equipment, excluding depreciation and amortization	175,615	—		175,615	—		175,615
Selling, operations and administration	141,823	—		141,823	—		141,823
Depreciation and amortization	55,087	—		55,087	—		55,087
Restructuring and merger-related expenses	24	—		24	—		24

Total operating expenses	372,549	—		372,549	—		372,549

OPERATING INCOME (LOSS)	(2,382)	—		(2,382)	—		(2,382)

OTHER (EXPENSE) INCOME:
Interest expense	(42,279)	16,472	(d)	(25,807)	—		(25,807)
Interest income	1,690	—		1,690	—		1,690
Prepayment penalties on debt extinguished	(8,208)	—		(8,208)	—		(8,208)
Debt issuance cost write-off	(7,298)	—		(7,298)	—		(7,298)
Loss on extinguishment of debt	(105,269)	—		(105,269)	—		(105,269)
Cost of unused equity commitment	(1,620)	—		(1,620)	—		(1,620)
Other income (expense)	(18)	—		(18)	—		(18)

Total other expense, net	(163,002)	16,472		(146,530)	—		(146,530)

LOSS BEFORE INCOME TAXES	(165,384)	16,472		(148,912)	—		(148,912)

INCOME TAX EXPENSE	—	—		—	—		—

NET LOSS	(165,384)	16,472		(148,912)	—		(148,912)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(18,072)	18,072	(e)	—	—		—
CHARGE DUE TO PREFERRED STOCK REDEMPTION AND CONVERSION	(44,250)	—		(44,250)	—		(44,250)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(227,706)	$34,544		$(193,162)	—		$(193,162)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(7.71)	—		$(2.88)	—		$(2.40)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	29,548,810	37,432,769	(f)	66,981,579	13,604,455	(g)	80,586,035

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(a)	Represents transaction costs associated with the rights offering.
(b)	Represents the redemption of the Series H preferred stock with proceeds of the rights offering and mandatory and automatic conversion of any outstanding shares at the earlier of the conclusion of the rights offering or January 31, 2008 into a total of a maximum of 13,604,455 shares of common stock.
(c)	The recorded beneficial conversion feature discount is recognized as a return to the holders of the Series H preferred stock for the period from July 31, 2007 through the date of conversion, which will be the earlier of the conclusion of the rights offering or January 31, 2008.
(d)	Represents the reduction to interest expense as a result of the recapitalization transactions. The weighted average interest rate on the debt that was extinguished was 15.6% and the pro forma weighted average interest rate is 10.3%. Interest expense on a pro forma basis also decreased because of the reduction in total long-term indebtedness, net of unamortized discount, from $362.7 million preceding the recapitalization on July 31, 2007 to $302.7 million at September 30, 2007.
(e)	Represents the elimination of preferred dividends and accretion costs as a result of the recapitalization transactions.
(f)	Represents the effect of common stock issued in the recapitalization transactions.
(g)	Reflects the effect of issuance of the common stock which will be issued as a result of the rights offering or the mandatory and automatic conversion of Series H preferred stock into common stock.

THE RIGHTS OFFERING

The Rights

We are distributing at no charge to the record holders of our common stock as of December 17, 2007 non-transferable subscription rights to purchase shares of our common stock at a per share price of $3.03. The subscription rights will entitle the holders of common stock to purchase up to an aggregate of 13,604,455 shares of common stock for an aggregate purchase price of approximately $41,221,500. See below for additional information regarding subscription by participants in The Depository Trust Company, or “DTC.”

You will receive 1.167 subscription rights for each share of our common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. Each whole subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of our common stock.

We intend to keep the rights offering open until January 23, 2008, unless our board of directors extends such time. The board of directors does not presently intend to extend the subscription period.

Reasons for the Rights Offering

We are conducting the rights offering pursuant to obligations we entered into in connection with the refinancing, conversion and exchange, and other transactions we completed on July 31, 2007, which are described in the section of this prospectus entitled “Recapitalization Transactions.” In these transactions, we refinanced or retired substantially all of our outstanding funded debt primarily with the proceeds of new senior secured credit facilities, eliminated all series of our previously authorized preferred stock and substantially all related stock warrants principally in exchange for common stock, and raised additional funds from sales of our capital stock. The purpose of the recapitalization was to reduce our outstanding debt, lower our cost of capital and simplify our balance sheet.

In connection with the recapitalization, we entered into the Series H purchase agreement with three existing institutional stockholders, H Partners LP, Joshua Tree Capital Partners, LP and Trace Partners, LP, pursuant to which we issued approximately $41.2 million of a new issue of Series H preferred stock at a purchase price of $100 per share. As a condition to the investment by these stockholders, we agreed to conduct this rights offering to our minority public stockholders, for the purpose of reducing the dilution of their ownership interest in ITC^DeltaCom resulting from the recapitalization, and to use the gross proceeds of the rights offering to redeem the outstanding shares of Series H preferred stock. The full text of the Series H purchase agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for more information about how you can obtain copies of this document.

If all the rights being offered in the rights offering are exercised, we will receive gross proceeds of approximately $41,221,500, which is the total purchase price we received from our sale of the Series H preferred stock. Under our agreement with the purchasers of the Series H preferred stock, none of the proceeds of the rights offering will be available for investment in our business. As required by the Series H purchase agreement and the certificate of designation of the Series H preferred stock, four business days after the expiration of the rights offering, which we refer to as the “rights offering redemption date,” we will redeem the outstanding shares of the Series H preferred stock with all of the proceeds of the rights offering at a redemption price of $100 per share. Each share of Series H preferred stock is also entitled to receive cash dividends at an annual rate of 6% from the date of issue. If fewer than all of the outstanding shares of Series H preferred stock are able to be redeemed using the proceeds of this rights offering, the shares to be redeemed shall be selected pro rata among the holders of outstanding shares. On the rights offering redemption date, any share of Series H preferred stock that is not redeemed from the proceeds of the rights offering will mandatorily and automatically convert into 33 shares of our common stock, as set forth in the certificate of designation of the Series H preferred stock. See “Recapitalization Transactions” and “Description of Our Capital Stock—Series H Preferred Stock” for more information regarding the terms of the Series H preferred stock.

In approving the recapitalization transactions generally and the Series H purchase agreement and the rights offering specifically, our board of directors carefully evaluated our need to reduce our outstanding debt, lower our cost of capital and simplify our balance sheet. In conducting its analysis, our board of directors also considered the dilution of the ownership percentage of some of the holders of our common stock that would result from the recapitalization transactions as well as the manner in which the sale of the Series H preferred stock and the offering of the subscription rights might reduce such potential dilution to our minority public stockholders. Although our board of directors authorized the rights offering after considering these factors, the board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Non-Participating Stockholders

In accordance with the Series H purchase agreement, we have obtained agreements from the holders of our common stock set forth below, whom we refer to as the “non-participating stockholders,” under which such stockholders have waived any and all rights to subscribe for shares of our common stock in this rights offering. As of the record date, the non-participating stockholders held, in the aggregate, 55,466,583 shares of our common stock, which represented approximately 82.6% of our outstanding common stock, as shown in the following table:

Non-Participating Stockholders(1)	Number of Shares
WCAS Securityholders(2)	40,985,343
TCP Securityholders(3)	11,513,716
Babson Securityholders(4)	1,961,830
Trinity Universal Insurance Company	988,194
Randall E. Curran(5)	10,000
Richard E. Fish, Jr.(5)	7,500
James P. O’Brien(5)	—

Total	55,466,583

(1)	Each of the WCAS Securityholders, the TCP Securityholders and the Babson Securityholders participated in one or more recapitalization transactions described under “Recapitalization Transactions.” For information concerning the beneficial ownership of our stock, see “Security Ownership of Certain Beneficial Owners and Management.”
(2)	The WCAS Securityholders include the members of a group of stockholders affiliated with Welsh, Carson, Anderson & Stowe, a private equity firm, who collectively own of record a majority of our outstanding shares of common stock, and which we sometimes refer to as the Welsh, Carson, Anderson & Stowe Group. The WCAS Securityholders also include some former and current affiliates and associates of Welsh, Carson, Anderson & Stowe. For information concerning the beneficial ownership of our common stock by the Welsh, Carson, Anderson & Stowe Group, see “Security Ownership of Certain Beneficial Owners and Management.”
(3)	The TCP Securityholders include investment funds managed by Tennenbaum Capital Partners, LLC.
(4)	The Babson Securityholders include investment funds managed by Babson Capital Management LLC.
(5)	Messrs. Curran, Fish and O’Brien are members of ITC^DeltaCom’s senior management.

The non-participating stockholders have also agreed that, until the rights offering redemption date, they will not offer, sell, issue, contract to sell, pledge or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any of the above actions. Where applicable, the non-participating stockholders have also agreed not to seek to exercise registration rights during this time period.

Restrictions on ITC^DeltaCom Stock Sales

ITC^DeltaCom agreed in the Series H purchase agreement that, until the earlier of the rights offering redemption date or January 31, 2008, we will not offer or sell any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of the purchasers of the Series H preferred stock, except:

•	in connection with the rights offering;

•	in connection with the recapitalization transactions described under “Recapitalization Transactions”;

•	with respect to stock options, restricted stock, restricted stock unit awards or other awards authorized under our stock incentive plans; or

•

upon the exercise, conversion, vesting or settlement of any stock options, restricted stock, restricted stock unit awards or other awards authorized under our stock incentive plans or of our remaining outstanding warrants.

Subscription Rights

Your subscription rights entitle you to purchase one share of our common stock at the subscription price of $3.03 per share. You will receive 1.167 subscription rights for each share of our common stock you owned at the close of business on the record date. You are not required to exercise all of your subscription rights. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased as soon as reasonably practicable after the closing of the rights offering.

Determination of the Subscription Price

We determined the subscription price based upon the common stock price at which we completed some of the recapitalization transactions. In connection with the recapitalization, we explored obtaining an equity investment from several investment banks and negotiated a definitive commitment from Credit Suisse Securities (Europe) Limited to purchase shares of common stock at $3.03 per share. This arms-length negotiated price was then used as the price per share for our sale of $21 million of common stock and the exchange of most of our third lien, senior secured notes for common stock as part of the recapitalization. The $3.03 share price also was used to determine the price at which the Series H preferred stock is convertible into shares of our common stock. We terminated the foregoing common stock purchase commitment after we entered into the Series H purchase agreement.

The subscription price is not necessarily related to our book value, net worth or any other criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

Determination of the Subscription Ratio

We determined the ratio of rights you will receive per share by first dividing $41,221,500 by the subscription price of $3.03 to determine the number of shares to be issued in the rights offering, which total 13,604,455 shares of common stock. We then divided that number by the number of shares believed by us to be owned as of the record date by stockholders eligible to participate in the rights offering, which we calculated to be 11,650,989 shares. The amount of $41,221,500 we used in our calculation represents the total purchase price we received from our sale of the Series H preferred stock, which also will represent the total redemption price of the Series H preferred stock if all of the rights are exercised.

For example, if you owned 1,000 shares of our common stock on the record date and you have been granted 1.167 rights for each share of our common stock you owned at that time, you have the right to purchase 1,167 shares of common stock for $3.03 per share, subject to adjustment to eliminate fractional rights. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer or other nominee who uses the services of DTC, then DTC will issue 1.167 rights to the nominee for each share of our common stock you own at the record date, subject to adjustments to eliminate fractional rights. Each whole right can then be used to purchase one share of common stock for $3.03 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase 1,167 shares of common stock for $3.03 per share.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 13,604,455 shares of common stock in the rights offering. In the unlikely event that we receive subscriptions for more than 13,604,455 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. We will return any excess subscription funds without interest as soon as reasonably practicable.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is January 23, 2008, at 5:00 p.m., Eastern Time, unless we extend this date.

We may extend the time for exercising the subscription rights. Under the Series H purchase agreement, the period between the distribution of the rights and the expiration of the rights offering may not exceed 30 business days without the prior written consent of H Partners LP, one of the purchasers of the Series H preferred stock. We will, however, extend the duration of the rights offering as required by applicable law, and we may choose to extend it, subject to the consent described above, if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We reserve the right to amend or modify the terms of the rights offering. We have agreed to conduct the rights offering pursuant to the terms of the Series H purchase agreement, and will use our commercially reasonable efforts to complete the rights offering on the terms set forth therein. Subject to our existing contractual obligations, however, our board of directors may decide in some circumstances to amend or modify the terms of the rights offering or to cancel or terminate the rights offering at any time before the expiration of the rights offering. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and will return any payments received from subscribing stockholders, without interest or deduction, as soon as reasonably practicable.

If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Choosing the Number of Rights to Exercise

You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because we expect that shares will be purchased by other stockholders in the rights offering and because shares of our common stock were issued in connection with the recapitalization, your percentage ownership of ITC^DeltaCom will be diluted if you choose not to exercise any rights.

Subscription Rights Certificates

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., Eastern Time, on the record date, based upon our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary in such cases, however, to have a physical subscription rights certificate to elect to exercise your rights.

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on January 23, 2008, the expiration date of the rights offering, unless we extend this expiration date:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your subscription privileges, made using one of the methods set forth below.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Time, on January 23, 2008, the expiration date of the rights offering, unless we extend this expiration date.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before the expiration date.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by cashier’s or certified check or any money order payable to the subscription agent, unless otherwise agreed by ITC^DeltaCom. Personal checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier’s or certified check or of any money order, unless otherwise agreed by ITC^DeltaCom.

Payment Discrepancies

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the total subscription price payment you delivered to the subscription agent. If the payment received exceeds your subscription rights, we will return the excess amount to you as soon as reasonably practicable. You will not receive interest on payments refunded to you under the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price to Mellon Investor Services LLC, acting on behalf of Mellon Bank, N.A., the subscription agent, by one of the methods described below:

By Mail	By Overnight Courier or By Hand:

Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., P.O. Box 3301 South Hackensack, New Jersey 07606	Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., 27TH Floor 480 Washington Blvd Jersey City, New Jersey 07310

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Delivery of New Shares

If you purchase shares of common stock in the rights offering, you will receive your new shares as soon as reasonably practicable after the closing of the rights offering.

No Minimum Subscription

We are not requiring a minimum subscription to complete the rights offering.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering. If the rights offering is not completed, we will immediately instruct the subscription agent to return your payment in full. If your shares are held in the name of a broker, dealer or other nominee, it may take longer for you to receive payment, because the subscription agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

Notice to Brokers and Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we have asked your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificate carefully.

You are responsible for the method of delivery of your subscription rights certificate with your subscription price payment to the subscription agent. If you send your subscription rights certificate and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by one of the methods set forth under “—Method of Payment.” Personal checks will not be accepted.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

We intend to take the position that a holder of common stock should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in the rights offering. If the IRS were to successfully challenge our position, a holder participating in the rights offering may be treated as receiving a distribution equal to the fair market value of the rights, which would be taxable as a dividend to the extent of our current and accumulated earnings and profits, if any, and then as a return of capital to the extent of the holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. You should consult your tax adviser as to the particular consequences to you of the rights offering. For more information, see “Material United States Federal Income Tax Consequences.”

Regulatory Limitation

We will not be required to issue shares of our common stock to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Subscription Agent and Information Agent

We have appointed Mellon Bank, N.A. to act as subscription agent and as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus or the “Instructions for Use of ITC^DeltaCom, Inc. Subscription Rights Certificate” to the information agent at telephone number                     .

Fees and Expenses

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights, including any fees your record holder may charge you if you must exercise your rights through the record holder of your shares. Neither we nor the subscription agent will pay such fees or expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Unless we give you a right of cancellation as a result of a fundamental change to the terms of the rights offering, as determined by us, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $3.03 per share.

Procedures for DTC Participants

We expect that in some instances the exercise of your subscription rights may be made through the facilities of The Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and your subscription price payment for each share of our common stock that you subscribed for pursuant to such rights.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Time, on January 15, 2008, five business days prior to the initial expiration date, and must establish to our satisfaction that it is permitted to exercise its subscription rights under applicable law. If these procedures are not followed prior to the expiration date, any such subscription rights will expire.

Non-Transferability of the Rights

Except in the limited circumstances described immediately below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.

No Board Recommendation

An investment decision about whether or not to exercise your rights to purchase shares of our common stock must be made according to each investor’s evaluation of the investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus beginning on page 10. Neither we nor our board of directors have made or will make any recommendation to stockholders regarding the exercise of rights under the rights offering.

Shares of Common Stock Outstanding After the Rights Offering

As of the record date for the rights offering, we had 67,117,572 issued and outstanding shares of common stock. Based upon the maximum of 13,604,455 shares that may be issued pursuant to the rights offering, and taking into account that each share of Series H preferred stock not redeemed with the proceeds of the rights offering will convert into 33 shares of common stock, we expect to have approximately 80,725,000 shares of common stock outstanding after the closing of the rights offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present, as of November 1, 2007, information regarding beneficial ownership of our common stock and Series H preferred stock, which are the two classes of our voting securities outstanding as of that date. This information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Except as otherwise indicated below and under applicable community property laws, based upon the information available to us, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

As of November 1, 2007, 67,007,996 shares of the common stock and 412,215 shares of the Series H preferred stock were outstanding.

Principal Stockholders

The following tables present, as of November 1, 2007, information based upon our records and filings with the SEC regarding each person, other than a director, director nominee or executive officer of ITC^DeltaCom, known by us to be the beneficial owner of more than 5% of the common stock or the Series H preferred stock.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Welsh, Carson, Anderson & Stowe Group 320 Park Avenue, Suite 2500 New York, New York 10022	40,769,330	60.8

Tennenbaum Capital Partners, LLC and others 2951 28th Street, Suite 1000 Santa Monica, California 90405	11,513,716	17.2

The information concerning the Welsh, Carson, Anderson & Stowe Group is based upon our records and an amended statement on Schedule 13D/A filed with the SEC on August 10, 2007, which we refer to as the “Welsh Carson 13D.” The entities and individuals referred to below constitute the Welsh, Carson, Anderson & Stowe Group. The Welsh, Carson, Anderson & Stowe Group reports that Welsh, Carson, Anderson & Stowe VIII, L.P. shares voting and investment power with respect to all of the securities shown with the following other members of the Welsh, Carson, Anderson & Stowe Group: WCAS VIII Associates, LLC, WCAS Capital Partners III, L.P., WCAS CP III Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark and Sanjay Swani. The foregoing individuals are the managing members of WCAS VIII Associates, L.L.C., which is the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and the managing members of WCAS CP III Associates, L.L.C., which is the sole general partner of WCAS Capital Partners III, L.P. The shares of common stock shown as beneficially owned by the Welsh, Carson, Anderson & Stowe Group include the following: 35,203,323 shares of common stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P., 4,127,611 shares of common stock held of record by WCAS Capital Partners III LP and shares owned directly by certain of the managing members. Each of the managing members of WCAS

VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. disclaims beneficial ownership of all securities other than those he owns directly or by virtue of his indirect pro rata interest, as managing member, in the securities owned by WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C.

The information concerning Tennenbaum Capital Partners, LLC and others is based upon our records and an amended statement on Schedule 13D/A filed with the SEC on October 2, 2007 by the reporting persons referred to below. Such persons report that each of Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC and Michael E. Tennenbaum shares voting and investment power with respect to 11,513,716 shares of common stock, which includes 623,648 shares with respect to which they share voting and dispositive power with SVAR/MM, LLC.

Based on the beneficial ownership of our common stock by the Welsh, Carson, Anderson & Stowe Group and Tennenbaum Capital Partners, LLC and others as of November 1, 2007, at the conclusion of the rights offering we expect that the Welsh, Carson, Anderson & Stowe Group will be the beneficial owner of approximately 50.5% of our common stock and that Tennenbaum Capital Partners, LLC and others will be the beneficial owners of approximately 14.3% of our common stock.

Series H Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
H Partners, LP 152 West 57th Street 52nd Floor New York, New York 10019	237,215	57.5

Joshua Tree Capital Partners, LP One Maritime Plaza, Suite 750 San Francisco, California 94111	150,000	36.4

Trace Partners, LP 104 Woodmont Blvd, Suite 200 Nashville, Tennessee 37205	25,000	6.1

The information in the foregoing table regarding the beneficial owners of our Series H preferred stock is based upon our records. Each beneficial owner is the record holder of the shares of Series H preferred stock listed in the table. If any share of Series H preferred stock is not redeemed with the proceeds of the rights offering in the manner described under “The Rights Offering,” each unredeemed share will mandatorily and automatically convert into 33 shares of our common stock. The outstanding Series H preferred stock is convertible into a maximum of 13,603,095 shares of our common stock, or 16.9% of our common stock on an as-converted basis as of November 1, 2007.

Investment in ITC^DeltaCom by Directors and Executive Officers

The following tables present, as of November 1, 2007, information regarding the beneficial ownership of the common stock by the following persons:

•	each director and each nominee to our board of directors;

•	our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers for 2006; and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	7,440	*
Randall E. Curran	10,000	*
John J. DeLucca	15,251	*
Richard E. Fish, Jr.	7,500	*
Clyde A. Heintzelman	11,250	*
Michael E. Leitner	—	—
R. Gerald McCarley	15,584	*
Thomas E. McInerney	39,653,226	59.2
J. Thomas Mullis	27,327	*
Sara L. Plunkett	36,246	*
Sanjay Swani	39,343,920	58.7
Philip M. Tseng	—	—
All directors and executive officers as a group (12 persons)	39,768,810	59.3

*	Less than one percent.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The shares of common stock shown as beneficially owned by any executive officer or director, other than Randall E. Curran and Richard E. Fish, Jr., include the shares of common stock subject to the portion of restricted stock units held by the executive officer or director that have vested or will vest within 60 days of November 1, 2007. Randall E. Curran and Richard E. Fish, Jr. are not deemed to own beneficially any of the shares of common stock subject to restricted stock units held by either such executive officer, including restricted stock units that have vested or will vest within 60 days of November 1, 2007. Those executive officers do not have any rights of a stockholder with respect to the shares subject to their restricted stock units until the shares are delivered. No shares subject to such restricted stock units may be delivered to those executive officers within 60 days of November 1, 2007.

The shares of common stock shown as beneficially owned by John Almeida, Jr. include 3,333 shares of common stock that Mr. Almeida has the right to purchase within 60 days of November 1, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by John J. DeLucca include 3,334 shares of common stock that Mr. DeLucca has the right to purchase within 60 days of November 1, 2007 pursuant to the exercise of stock options and 7,500 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of November 1, 2007.

The shares of common stock shown as beneficially owned by Clyde A. Heintzelman include 3,334 shares of common stock that Mr. Heintzelman has the right to purchase within 60 days of November 1, 2007 pursuant to the exercise of stock options and 7,500 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of November 1, 2007.

The shares of common stock shown as beneficially owned by R. Gerald McCarley include 3,334 shares of common stock that Mr. McCarley has the right to purchase within 60 days of November 1, 2007 pursuant to the exercise of stock options and 7,500 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of November 1, 2007.

The shares of common stock shown as beneficially owned by Mr. McInerney include 35,203,323 shares of common stock owned by Welsh, Carson, Anderson & Stowe VIII, L.P., or “WCAS VIII,” 4,127,611 shares of common stock owned by WCAS Capital Partners III, L.P., or “WCAS CP III,” and 3,333 shares of common stock that Mr. McInerney has the right to purchase within 60 days of November 1, 2007. As reported in the Welsh Carson 13D, Mr. McInerney may be deemed to share voting and investment power with the other members of the Welsh, Carson, Anderson & Stowe Group with respect to shares owned by WCAS VIII and WCAS CP III. Mr. McInerney disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest, as a managing member of WCAS VIII and WCAS CP III. For additional information concerning the nature of Mr. McInerney’s beneficial ownership of the common stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by J. Thomas Mullis include 8,334 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of November 1, 2007.

The shares of common stock shown as beneficially owned by Sara L. Plunkett consist of 11,412 shares that Ms. Plunkett has the right to purchase within 60 days of November 1, 2007 pursuant to the exercise of stock options and 24,834 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of November 1, 2007.

The shares of common stock shown as beneficially owned by Mr. Swani include 35,203,323 shares of common stock owned by WCAS VIII, 4,127,611 shares of common stock owned by WCAS CP III and 3,333 shares of common stock that Mr. Swani has the right to purchase within 60 days of November 1, 2007. As reported in the Welsh Carson 13D, Mr. Swani may be deemed to share voting and investment power with the other members of the Welsh, Carson, Anderson & Stowe Group with respect to shares owned by WCAS VIII and WCAS CP III. Mr. Swani disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest, as a managing member of WCAS VIII and WCAS CP III. For additional information concerning the nature of Mr. Swani’s beneficial ownership of the common stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include the following: a total of 55,668 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of November 1, 2007 and a total of 28,079 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of November 1, 2007 pursuant to the exercise of stock options.

DESCRIPTION OF OUR CAPITAL STOCK

The following description sets forth the material terms of ITC^DeltaCom’s common stock and Series H preferred stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, including the certificates of designation of the Series H preferred stock, and our bylaws. We have filed our certificate of incorporation and bylaws as exhibits to the registration statement of which this prospectus forms a part or as exhibits to our other filings with the SEC considered a part of the registration statement. See “Where You Can Find More Information” for information about how you can obtain copies of these documents.

Authorized Capital Stock

Our certificate of incorporation currently provides that we have authority to issue 350,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of the record date for the rights offering, we had outstanding 67,117,572 shares of common stock and 412,215 shares of Series H preferred stock.

Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to provide for the issuance of shares of preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including dividend rights, liquidation preferences, conversion privileges, redemption rights and voting powers. As of the date of this prospectus, the board of directors had designated 665,000 shares of the preferred stock as “8% Series A Convertible Redeemable Preferred Stock,” 1,200,000 shares of the preferred stock as “8% Series B Convertible Redeemable Preferred Stock” and 412,215 shares of the preferred stock as “6% Series H Convertible Redeemable Preferred Stock.” We will amend our certificate of incorporation after the rights offering to eliminate the designations of our Series A preferred stock and Series B preferred stock, none of which is outstanding after the recapitalization.

Our board of directors has broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of the shares of preferred stock outstanding from time to time. The rights and privileges of holders of the common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock that our board of directors may designate and we may issue from time to time. Among other things, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of ITC^DeltaCom even if such a transaction would be beneficial to the interests of our stockholders.

Common Stock

The following description sets forth the material terms of our common stock.

Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each holder is entitled, together with the holders of all other classes of stock entitled to attend the special and annual meetings of our stockholders, to cast one vote for each outstanding share of common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the common stock, as such, are not entitled to vote on any amendment to our certificate of incorporation, including the certificate of designation of any series of preferred stock, that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the certificate of incorporation, including the certificate of designation of any series of preferred stock, or pursuant to the Delaware General Corporation Law.

Liquidation Rights. The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of ITC^DeltaCom, whether voluntary or involuntary, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class or series of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends on an equal per-share basis, but only when, as and if declared by our board of directors.

Other Rights. Holders of the common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Stockholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors at an annual or special meeting, or to bring other business before any such meeting. The bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual or special meeting or bring other business before such a meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. The notice generally must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.

Series H Preferred Stock

The Series H preferred stock was issued as part of the recapitalization and will cease to be outstanding upon the completion of the rights offering.

The Series H preferred stock ranks senior to the common stock and each other class of capital stock with respect to dividend rights and distributions upon the liquidation, dissolution or winding up of ITC^DeltaCom. Each share of Series H preferred stock has a stated liquidation preference of $100 and is entitled to receive cash dividends at an annual rate of 6% from the date of issue. We are obligated to pay an amount equal to any accrued cash dividends with respect to any share when such share is redeemed by ITC^DeltaCom or converted into common stock. We will redeem outstanding shares of the Series H preferred stock at a redemption price of $100 per share with the proceeds of the rights offering, as discussed under “Use of Proceeds.” Any share of Series H preferred stock that is not redeemed from the proceeds of the rights offering or that is outstanding at January 31, 2008 will mandatorily and automatically convert into 33 shares of common stock. We will not have any right to redeem any of the Series H preferred stock other than from the proceeds of the rights offering. No shares of the Series H preferred stock will be convertible into common stock until the earlier of the date on which such shares are converted following consummation of the rights offering or January 31, 2008. Holders of the Series H preferred stock are entitled to vote together with the holders of our common stock as a single class on all matters submitted to a vote of our stockholders, including the election of directors.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of our members of the board of directors for breaches by them of their fiduciary duties. Our bylaws also require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

•	any transaction from which the director derived an improper personal benefit.

Such a limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Delaware law permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of such individual’s actions in such capacity, regardless of whether indemnification would be permitted under Delaware law. We currently maintain liability insurance for our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

MATERIAL UNITED STATES

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to U.S. holders (as defined below) and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity holding our common stock, you should consult your tax advisers.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK ENTITLED TO PARTICIPATE IN THE RIGHTS OFFERING SHOULD CONSULT ITS TAX ADVISER WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED ISSUANCE OF COMMON STOCK TO SUCH HOLDER.

The United States federal income tax consequences to a U.S. holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:

1.    Provided that the rights offering is not part of a “disproportionate distribution” within the meaning of section 305 of the Internal Revenue Code, a U.S. holder should not recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering. A disproportionate distribution generally is a distribution or a series of distributions that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. Although not all holders of our common stock are entitled to participate in the rights offering, ITC^DeltaCom intends to take the position that the rights offering is not a disproportionate distribution because we believe that there is not a related distribution of cash or property to other stockholders within the meaning of section 305 of the Internal Revenue Code. If the Internal Revenue Service were to successfully challenge our position, U.S. holders of our common stock participating in the rights offering may be treated as receiving a distribution equal to the fair market value of the rights, which would be taxable as a dividend to the extent of ITC^DeltaCom’s current and accumulated earnings and profits, if any, and then as a return of capital to the extent of the holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. The remainder of this summary assumes that the rights offering will not be treated as a disproportionate distribution.

2.    Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering should be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (b) the U.S. holder elects, in its United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the U.S. holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering should include the holder’s holding period for the common stock with respect to which the subscription rights were received.

3.    A U.S. holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such U.S. holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4.    A U.S. holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the U.S. holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

PLAN OF DISTRIBUTION

On or about December 20, 2007, we will distribute the rights, subscription rights certificates, and copies of this prospectus to stockholders who owned shares of common stock on the record date for the rights offering. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares to Mellon Investor Services LLC, acting on behalf of Mellon Bank, N.A., the subscription agent, at the following address:

By Mail:	By Overnight Courier or By Hand:

Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., P.O. Box 3301 South Hackensack, New Jersey 07606	Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., 27TH Floor 480 Washington Blvd Jersey City, New Jersey 07310

See “The Rights Offering” for additional information about the rights offering. If you have any questions, you should contact Mellon Investor Services LLC, at telephone number (800) 777-3674.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers common stock and subscription rights with respect to this rights offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

You may also request a copy of any SEC filings, at no cost, by contacting:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Attention: Corporate Secretary

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” some documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We do not incorporate by reference any portion of any document, including any current report on Form 8-K, which is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section unless we expressly state that such information is so deemed to be filed or unless we expressly incorporate such information by reference in this registration statement. Subject to the foregoing, we incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 22, 2007;

•	our definitive proxy statement dated April 12, 2007 for our 2007 annual meeting of stockholders, filed with the SEC on April 12, 2007;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	our current reports on Form 8-K filed with the SEC on February 12, 2007, June 14, 2007, July 20, 2007, August 6, 2007 and December 7, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may access each of the reports and documents we incorporate by reference at our corporate web site. Our web site address is www.deltacom.com.

We will provide a copy of any or all of the reports and documents that we incorporate by reference, upon written or oral request and at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered. To request a copy of any or all of such reports and documents, you should write or telephone us at the following address and telephone number.

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Attention: Corporate Secretary

(256) 382-5900

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon exercise of the rights will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

The consolidated balance sheets of ITC^DeltaCom, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006, and the related financial statement schedules, have been incorporated by reference herein in reliance upon the reports of BDO Seidman, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by ITC^DeltaCom, Inc. (the “Registrant”) in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$1,266
Printing expenses	45,000
Accounting fees and expenses	110,000
Legal fees and expenses	150,000
Subscription and information agent fees and expenses	20,000
Valuation expenses	100,000
Miscellaneous expenses	3,734

Total	$430,000

Item 14.	Indemnification of Directors and Officers

Delaware General Corporation Law. The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s restated certificate of incorporation filed as Exhibit 3.1 hereto provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Bylaws. The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation law. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as it may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify any such person in connection with a proceeding commenced by such person only if the commencement of such proceeding was authorized by the board of directors of the Registrant, except for the commencement of an action by such person to recover the unpaid amount of a claim for indemnification or advancement of expenses that is not paid in full within thirty (30) days after receipt by the Registrant.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

WCAS Stock Purchase Agreement Provisions. In connection with the recapitalization transactions, on July 31, 2007 the Registrant entered into a Stock Purchase Agreement with investment funds and other persons affiliated or associated with Welsh, Carson, Anderson & Stowe (the “WCAS Securityholders”), pursuant to which the WCAS Securityholders purchased an aggregate of $21 million of the Registrant’s common stock (the “WCAS Purchase Agreement”). The WCAS Purchase Agreement provides that, subject to specified limitations and exceptions, the Registrant will indemnify and hold harmless the WCAS Securityholders and their respective officers, directors, employees, agents and controlling persons from any liabilities or damages arising in connection with claims or proceedings instituted by a third party in connection with the WCAS Purchase Agreement or the rights offering.

Item 15.	Recent Sales of Unregistered Securities

The following is a summary of the Registrant’s sales of securities since January 1, 2004 which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The common stock per share and related information set forth below has been adjusted to reflect the Registrant’s one-for-three reverse stock split which was effective on September 13, 2005.

2004

In November 2004, the Registrant issued and sold a total of 150,000 shares of its 8% Series B convertible redeemable preferred stock (the “Series B preferred stock”) at a price of $100 per share and for a total cash purchase price of $15 million. The sale represented the remaining cash investment available under the merger agreement, dated as of July 2, 2003, as amended, pursuant to which the Registrant acquired BTI Telecom Corp. in October 2003. The sale of the Series B preferred stock was made to investment funds and other persons affiliated or associated with Welsh, Carson, Anderson & Stowe (the “WCAS Securityholders”), each of whom was an accredited investor as such term is defined in Rule 501(a) under the Securities Act (an “accredited investor”) and an existing stockholder of the Registrant.

In December 2004, the Registrant issued to SCANA Communications Holdings, Inc. a total of 1,027,578 shares of common stock upon conversion of 173,645 shares of the Registrant’s 8% Series A convertible redeemable preferred stock (the “Series A preferred stock”) owned by such holder.

2005

In March 2005, in connection with the closing of the restructuring of its secured indebtedness, the Registrant issued 20,000,000 warrants (the “Series C warrants”) to purchase 6,600,000 shares of its common stock to WCAS Securityholders in consideration for the extension by such WCAS Securityholders to the Registrant of a subordinated secured loan facility in the aggregate principal amount of $20 million.

In July 2005, a wholly-owned subsidiary of the Registrant issued and sold the following debt securities, which were supported by the full and unconditional guarantee of the Registrant, exclusively to accredited investors:

•

first lien, senior secured notes due 2009 in the aggregate principal amount of $209 million (the “first lien notes”), which were issued and sold for cash solely to institutional investors, including investment funds managed by Tennenbaum Capital Partners, LLC (the “TCP Securityholders”); and

•

third lien, senior secured notes due 2009 in the aggregate principal amount of $50.8 million (the “third lien notes”), of which $30 million in principal amount were issued and sold to TCP Securityholders for cash and $20.8 million in principal amount were issued to WCAS Securityholders in exchange for the loan facility notes issued to such securityholders in March 2005 in the principal amount of $20 million plus capitalized paid-in-kind interest of $0.8 million.

In connection with the July 2005 transactions, the Registrant issued 9,000,000 warrants (the “Series D warrants”) to TCP Securityholders entitling each warrant holder to purchase shares of a new issue of the Registrant’s 8% Series C convertible redeemable preferred stock (the “Series C preferred stock”). The warrants also permitted the holder to purchase the number of shares of common stock into which the shares of Series C preferred stock otherwise issuable under the warrants would be convertible as of the exercise date. The warrants were issued in consideration for the purchase of the third lien notes by TCP Securityholders.

In March 2005, the Registrant entered into employment agreements with three of its senior officers, each of whom is an accredited investor, providing that, in consideration for their services in connection with the restructuring of the Registrant’s secured indebtedness, such officers would be entitled to receive awards representing 5%, 1.25% and 1.0%, respectively, of each class or series of the Registrant’s equity securities outstanding immediately following the restructuring, calculated on a fully diluted basis. In connection with the March 2005 and the July 2005 transactions, and pursuant to such employment agreements, the Registrant granted to the three officers (a) in May 2005, restricted stock units for a total of 1,999,461 shares of common stock, (b) in July 2005, a total of 703,505 Series D warrants and (c) in December 2005, restricted stock units for a total of 14,016 shares of Series A preferred stock and a total of 42,138 shares of Series B preferred stock.

2007

In July 2007, the Registrant issued the following equity securities upon the exchange or conversion of outstanding securities of the Registrant held by its existing securityholders, as described below:

•	1,747,929 shares of common stock upon the conversion of 50% of the 201,882 outstanding shares of Series A preferred stock;

•	11,735,080 shares of common stock upon the conversion of all 607,087 outstanding shares of the Series B preferred stock held by WCAS Securityholders;

•	5,789 shares of common stock in exchange for all 3,000,000 outstanding common stock purchase warrants originally issued on October 6, 2003;

•	4,902,557 shares of common stock in exchange for all 20,000,000 outstanding Series C warrants held by WCAS Securityholders;

•	5,598,649 shares of common stock in exchange for 9,000,000 Series D warrants held by TCP Securityholders;

•	7,757,524 shares of common stock in exchange for $23.5 million aggregate principal amount of third lien notes held by WCAS Securityholders;

•	8,259,193 shares of common stock in exchange for $25.0 million aggregate principal amount of third lien notes held by TCP Securityholders; and

•	1,259,074 shares of common stock in exchange for $3.815 million aggregate principal amount of third lien notes held by investment funds managed by Babson Capital Management LLC.

In connection with the July 2007 transactions, the Registrant issued and sold the following equity securities exclusively to accredited investors for cash:

•	6,937,724 shares of common stock at a purchase price of $3.03 per share and at an aggregate purchase price of $21 million to WCAS Securityholders; and

•

412,215 shares of its 6% Series H convertible redeemable preferred stock at a purchase price of $100 per share and at an aggregate purchase price of approximately $41.2 million to three institutional stockholders.

In July 2007, to adjust the compensatory equity awards granted in 2005 to the three senior officers for the July 2007 recapitalization transactions, the Registrant approved amendments to the outstanding awards of Series D warrants and restricted stock units for Series A preferred stock and Series B preferred stock described above to provide for the conversion of those awards into awards of restricted stock units for a total of 1,575,171 shares of common stock.

*        *        *        *

In connection with the foregoing issuances of securities, the Registrant relied on exemptions from registration under the Securities Act afforded by Sections 3(a)(9) and 4(2) of the Securities Act and Regulation D thereunder. No commission or other remuneration was paid or given in connection with exchanges of securities with the Registrant’s existing securityholders effected in reliance on Section 3(a)(9) of the Securities Act. The non-public offerings of securities in reliance on Section 4(2) of the Securities Act and Regulation D thereunder were made exclusively to investors whom the Registrant reasonably believed to be accredited investors. None of such transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented that they did not acquire such securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and appropriate restrictive legends were affixed to the share certificates or other instruments issued in the applicable transactions. All such recipients either received adequate information about the Registrant or had access to such information.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description
2.1	ITC^DeltaCom, Inc. Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Further Revised, dated October 15, 2002. Filed as part of Exhibit 1 to Registration Statement on Form 8-A, dated October 29, 2002, of ITC^DeltaCom, Inc. (the “Form 8-A”) and incorporated herein by reference.

3.1	Restated Certificate of Incorporation of ITC^DeltaCom, Inc. (including (a) the Certificate of Amendment to the Second Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, (b) the Certificate of Amendment to the Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series B Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, (c) the Certificate of Elimination of 8% Series C Convertible Redeemable Preferred Stock, and (d) the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 6% Series H Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof). Filed as Exhibit 3.1 to Current Report on Form 8-K of ITC^DeltaCom, Inc., filed on August 6, 2007 (the “August 6, 2007 Form 8-K”), and incorporated herein by reference.

3.2	Amended and Restated Bylaws of ITC^DeltaCom, Inc. Filed as Exhibit 3.2 to Current Report on Form 8-K of ITC^DeltaCom, Inc., filed on August 1, 2005 (the “August 1, 2005 Form 8-K”), and incorporated herein by reference.

4.1	Specimen representing the Common Stock, par value $0.01 per share, of ITC^DeltaCom, Inc. Filed as Exhibit 4 to the Form 8-A and incorporated herein by reference.

4.2	Specimen representing the 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share, of ITC^DeltaCom, Inc. Filed as Exhibit 4.1 to the August 6, 2007 Form 8-K and incorporated herein by reference.

**4.3	Form of Subscription Rights Certificate.

**5.1	Opinion of Hogan & Hartson L.L.P.

10.1.1	Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of June 9, 1995, among Southern Development and Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc., and MPX Systems, Inc., which was assigned in part by MPX Systems, Inc. to Gulf States FiberNet pursuant to an Assignment dated as of July 25, 1995. Filed as Exhibit 10.15 to Registration Statement on Form S-4 of ITC^DeltaCom, Inc., as amended (File No. 333-31361) (the “1997 Form S-4”), and incorporated herein by reference.

10.1.2	Release, Waiver, and Assumption Agreement, dated as of December 31, 1997, between Southern Development Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc., and Interstate FiberNet, Inc. and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.15.1 to Annual Report on Form 10-K of ITC^DeltaCom, Inc. for the year ended December 31, 1997 and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.1.3	Amendment to the Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of January 1, 1998, by and among Southern Company Energy Solutions, Inc. (f/k/a Southern Development Group, Inc.), on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc., and Interstate FiberNet, Inc. Filed as Exhibit 10.15.2 to Quarterly Report on Form 10-Q of ITC^DeltaCom, Inc. for the quarter ended September 30, 1998 and incorporated herein by reference.

10.1.4	First Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of July 24, 1995, between Southern Development and Investment Group, Inc., on behalf of itself and as agent for others, and MPX Systems, Inc. Filed as Exhibit 10.16 to the 1997 Form S-4 and incorporated herein by reference.

10.1.5	Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement, dated July 25, 1995, between MPX Systems, Inc. and Gulf States FiberNet. Filed as Exhibit 10.17 to the 1997 Form S-4 and incorporated herein by reference.

†10.1.6	Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement, dated July 15, 1997, by and among Southern Development and Investment Group, Inc., on behalf of itself and its agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. (collectively “SES”), ITC Transmission Systems, Inc. (as managing partner of Interstate FiberNet, Inc.) and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.17.1 to the 1997 Form S-4 and incorporated herein by reference.

10.1.7	Consent for Assignment of Interest, dated February 20, 1997, among SCANA Communications, Inc., Gulf States FiberNet, Gulf States Transmission Systems, Inc. and Southern Development and Investment Groups, Inc. Filed as Exhibit 10.18 to the 1997 Form S-4 and incorporated herein by reference.

10.1.8	Second Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement, dated March 27, 1997, between SCANA Communications, Inc. and ITC Holding Company, Inc. Filed as Exhibit 10.19 to the 1997 Form S-4 and incorporated herein by reference.

†10.1.9	Amendment, effective as of August 1, 2000, between Southern Telecom, Inc., on behalf of itself and as agent for the other parties specified therein, and Interstate FiberNet, Inc., to the Revised and Restated Fiber Optics Facilities and Services Agreement made as of June 9, 1995. Filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

10.2	Interconnection Agreement, dated February 9, 2001, by and between BellSouth Telecommunications, Inc. and ITC^DeltaCom Communications, Inc. d/b/a/ ITC^DeltaCom (Florida). Filed as Exhibit 10.48 to the Annual Report on Form 10-K of ITC^DeltaCom for the year ended December 31, 2000 (the “2000 Form 10-K”) and incorporated herein by reference.

10.3	Interconnection Agreement, dated as of November 20, 2006, by and between BellSouth Telecommunications, Inc. and DeltaCom, Inc. (North Carolina). Filed as Exhibit 10.3 to the Annual Report on Form 10-K of ITC^DeltaCom for the year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference.

10.4	Interconnection Agreement, effective as of July 1, 1999, by and between ITC^DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. (Alabama). Filed as Exhibit 10.50 to the 2000 Form 10-K and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.5	Interconnection Agreement, effective as of August 9, 2004, by and between BellSouth Telecommunications, Inc. and ITC^DeltaCom Communications, Inc. d/b/a ITC^DeltaCom d/b/a Grapevine (Georgia). Filed as Exhibit 10.11 to Quarterly Report on Form 10-Q of ITC^DeltaCom, Inc. for the quarter ended September 30, 2004 and incorporated herein by reference.

†10.6.1	IRU Agreement, dated October 31, 1997, between QWEST Communications Corporation and Business Telecom, Inc. Filed as Exhibit 10.9 to Annual Report on Form 10-K of BTI Telecom Corp. for the year ended December 31, 1997 (File No. 0-26771) and incorporated herein by reference.

10.6.2	First Amendment to IRU Agreement, entered into on April 19, 1999, between Qwest Communications Corporation and Business Telecom, Inc. Filed as Exhibit 10.12 to Registration Statement on Form S-1 of BTI Telecom Corp. (File No. 333-83101) and incorporated herein by reference.

†10.6.3	Second Amendment to IRU Agreement, dated as of August 25, 2003, between QWEST Communications Corporation and Business Telecom, Inc. Filed as Exhibit 10.7.3 to the Annual Report on Form 10-K of ITC^DeltaCom, Inc. for the year ended December 31, 2003 and incorporated herein by reference.

10.7	Asset Purchase Agreement, dated as of August 8, 2005, by and among Quality Investment Properties Atlanta Tech Centre, L.L.C., e^Quality, L.L.C. and Quality Investment Properties—Williams Centre, L.L.C., as Purchasers, and Interstate FiberNet, Inc. and ITC^DeltaCom Communications, Inc., as Sellers. Filed as Exhibit 10.4 to the September 30, 2005 Form 10-Q and incorporated herein by reference.

10.8.1	First Lien Credit Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, Credit Suisse, as Administrative Agent and Collateral Agent, and the Lenders from time to time parties thereto. Filed as Exhibit 10.1 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.8.2	First Lien Guarantee and Collateral Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, the Subsidiaries of ITC^DeltaCom, Inc. from time to time party thereto, and Credit Suisse, as Collateral Agent. Filed as Exhibit 10.2 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.8.3	Second Lien Credit Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, Credit Suisse, as Administrative Agent and Collateral Agent, and the Lenders from time to time parties thereto. Filed as Exhibit 10.3 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.8.4	Second Lien Guarantee and Collateral Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, the Subsidiaries of ITC^DeltaCom, Inc. from time to time party thereto, and Credit Suisse, as Collateral Agent. Filed as Exhibit 10.4 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.9	Equity Purchase and Rights Offering Agreement, dated as of July 16, 2007, among ITC^DeltaCom, Inc. and the Purchasers listed on the signature pages thereof. Filed as Exhibit 10.5 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.10.1	Amended and Restated Governance Agreement, dated as of July 26, 2005, among ITC^DeltaCom, Inc. and the Securityholders of ITC^DeltaCom, Inc. listed on the signature pages thereof. Filed as Exhibit 10.5 to the August 1, 2005 Form 8-K and incorporated herein by reference.

10.10.2	Amendment No. 1 to Amended and Restated Governance Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc. and the persons listed under the headings “WCAS Securityholders” and “TCP Securityholders” on the signature pages thereof. Filed as Exhibit 10.16 to the August 6, 2007 Form 8-K and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.11.1	Registration Rights Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc. and the WCAS Securityholders set forth on the signature pages thereof. Filed as Exhibit 10.2 to the October 21, 2003 Form 8-K and incorporated herein by reference.

10.11.2	Amendment No. 2 to Registration Rights Agreement, dated as of July 26, 2005, among ITC^DeltaCom, Inc. and the WCAS Securityholders listed on the signature pages thereof. Filed as Exhibit 10.2 to the September 30, 2005 Form 10-Q and incorporated herein by reference.

10.11.3	Amendment No. 3 to Registration Rights Agreement, dated as of July 31, 2007, as amended, among ITC^DeltaCom, Inc. and the persons listed under the heading “WCAS Securityholders” on the signature pages thereof. Filed as Exhibit 10.17 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.12.1	Registration Rights Agreement, dated as of July 26, 2005, among ITC^DeltaCom, Inc. and the TCP Securityholders listed on the signature pages thereof. Filed as Exhibit 10.6 to the August 1, 2005 Form 8-K and incorporated herein by reference.

10.12.2	Amendment No. 1 to Registration Rights Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc. and the persons listed under the heading “TCP Securityholders” on the signature pages thereof. Filed as Exhibit 10.18 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.13.1	ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan. Filed as Exhibit 10.19 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.13.2	Form of ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan Nonqualified Stock Option Agreement. Filed as Exhibit 4.2 to the December 2003 Form S-8 and incorporated herein by reference.

10.13.3	Form of ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 4.3 to the December 2003 Form S-8 and incorporated herein by reference.

10.13.4	Form of ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan Stock Unit Agreement. Filed as Exhibit 4.4 to the December 2003 Form S-8 and incorporated herein by reference.

10.14.1	Employment Agreement, dated as of February 3, 2005, by and between ITC^DeltaCom, Inc. and Randall E. Curran. Filed as Exhibit 10.2 to the March 31, 2005 Form 10-Q and incorporated herein by reference.

10.14.2	Amendment No. 1 to Employment Agreement, dated as of December 20, 2005, by and between ITC^DeltaCom, Inc. and Randall E. Curran. Filed as Exhibit 10.17.2 to the 2005 Form 10-K and incorporated herein by reference.

10.15.1	Employment Agreement, dated as of February 21, 2005, by and between ITC^DeltaCom, Inc. and Richard E. Fish, Jr. Filed as Exhibit 10.13 to the March 31, 2005 From 10-Q and incorporated herein by reference.

10.15.2	Amendment No. 1 to Employment Agreement, dated as of December 20, 2005, by and between ITC^DeltaCom, Inc. and Richard E. Fish, Jr. Filed as Exhibit 10.18.2 to the 2005 Form 10-K and incorporated herein by reference.

10.16.1	Employment Agreement, dated as of February 28, 2005, by and between ITC^DeltaCom, Inc. and James P. O’Brien. Filed as Exhibit 10.14 to the March 31, 2005 Form 10-Q and incorporated herein by reference.

10.16.2	Amendment No. 1 to Employment Agreement, dated as of December 20, 2005, by and between ITC^DeltaCom, Inc. and James P. O’Brien. Filed as Exhibit 10.19.2 to the 2005 Form 10-K and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.17	Form of Amended Deferred Compensation Agreement. Filed as Exhibit 10.22 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.18.1	ITC^DeltaCom, Inc. Executive Stock Incentive Plan, as amended and restated as of July 31, 2007. Filed as Exhibit 10.19 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.18.2	Form of Common Stock Unit Agreement under ITC^DeltaCom, Inc. Executive Stock Incentive Plan between ITC^DeltaCom, Inc. and each of Randall E. Curran, Richard E. Fish, Jr., and James P. O’Brien. Filed as Exhibit 10.21.2 to the 2005 Form 10-K and incorporated herein by reference.

10.18.3	Form of Amended Series A Preferred Stock Unit Agreement under ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan. Filed as Exhibit 10.20 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.18.4	Form of Amended Series B Preferred Stock Unit Agreement under ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan. Filed as Exhibit 10.21 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.19	Executive Employment and Retention Agreement, dated as of August 13, 2004, between ITC^DeltaCom, Inc. and J. Thomas Mullis. Filed as Exhibit 10.10.1 to Quarterly Report on Form 10-Q of ITC^DeltaCom, Inc. for the quarter ended September 30, 2004 and incorporated herein by reference.

10.20	Description of Non-Employee Director Compensation. Filed as Exhibit 10.23 to Annual Report on Form 10-K of ITC^DeltaCom, Inc. for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference.

10.21	Description of Certain Management Compensatory Plans and Arrangements. Filed as Exhibit 10.24 to the 2006 Form 10-K and incorporated herein by reference.

10.22	Form of Indemnity Agreement between ITC^DeltaCom, Inc. and certain of its Directors and Officers. Filed as Exhibit 10.93 to Registration Statement on Form S-1 of ITC^DeltaCom, Inc., as amended (File No. 333-36683), and incorporated herein by reference.

21	Subsidiaries of ITC^DeltaCom, Inc. Filed as Exhibit 21 to the 2006 Form 10-K and incorporated herein by reference.

**23.1	Consent of BDO Seidman, LLP.

**23.2	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1).

*24.1	Power of Attorney (included in signature page).

**99.1	Form of Instructions for Use of ITC^DeltaCom, Inc. Subscription Rights Certificates.

**99.2	Form of Letter to Stockholders.

**99.3	Form of Letter to Stockholders Who are Nominee Holders.

**99.4	Form of Letter to Beneficial Holders.

**99.5	Form of Nominee Holder Certification Form.

**99.6	Form of Beneficial Owner Election Form.

*	Previously filed.
**	Filed herewith.
†	Confidential treatment has been granted for this exhibit. The copy filed as an exhibit omits the information subject to the confidential treatment request.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 18th day of December, 2007.

ITC^DELTACOM, INC.

By:	/s/ RANDALL E. CURRAN
Randall E. Curran Chief Executive Officer (Duly Authorized Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of the 18th day of December, 2007.

Signature	Title

/s/ RANDALL E. CURRAN Randall E. Curran	Chief Executive Officer and Director (Principal Executive Officer)

/s/ RICHARD E. FISH, JR. Richard E. Fish, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* John Almeida, Jr.	Director

* John J. DeLucca	Director

* Philip M. Tseng	Director

Signature	Title

* Clyde A. Heintzelman	Director

* Michael E. Leitner	Director

* R. Gerald McCarley	Director

* Sanjay Swani	Director

* Thomas E. McInerney	Director

*By:	/S/ RANDALL E. CURRAN
Randall E. Curran Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	ITC^DeltaCom, Inc. Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Further Revised, dated October 15, 2002. Filed as part of Exhibit 1 to Registration Statement on Form 8-A, dated October 29, 2002, of ITC^DeltaCom, Inc. (the “Form 8-A”) and incorporated herein by reference.

3.1	Restated Certificate of Incorporation of ITC^DeltaCom, Inc. (including (a) the Certificate of Amendment to the Second Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, (b) the Certificate of Amendment to the Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series B Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, (c) the Certificate of Elimination of 8% Series C Convertible Redeemable Preferred Stock, and (d) the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 6% Series H Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof ). Filed as Exhibit 3.1 to Current Report on Form 8-K of ITC^DeltaCom, Inc., filed on August 6, 2007 (the “August 6, 2007 Form 8-K”), and incorporated herein by reference.

3.2	Amended and Restated Bylaws of ITC^DeltaCom, Inc. Filed as Exhibit 3.2 to Current Report on Form 8-K of ITC^DeltaCom, Inc., filed on August 1, 2005 (the “August 1, 2005 Form 8-K”), and incorporated herein by reference.

4.1	Specimen representing the Common Stock, par value $0.01 per share, of ITC^DeltaCom, Inc. Filed as Exhibit 4 to the Form 8-A and incorporated herein by reference.

4.2	Specimen representing the 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share, of ITC^DeltaCom, Inc. Filed as Exhibit 4.1 to the August 6, 2007 Form 8-K and incorporated herein by reference.

**4.3	Form of Subscription Rights Certificate.

**5.1	Opinion of Hogan & Hartson L.L.P.

10.1.1	Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of June 9, 1995, among Southern Development and Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc., and MPX Systems, Inc., which was assigned in part by MPX Systems, Inc. to Gulf States FiberNet pursuant to an Assignment dated as of July 25, 1995. Filed as Exhibit 10.15 to Registration Statement on Form S-4 of ITC^DeltaCom, Inc., as amended (File No. 333-31361) (the “1997 Form S-4”), and incorporated herein by reference.

10.1.2	Release, Waiver, and Assumption Agreement, dated as of December 31, 1997, between Southern Development Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc., and Interstate FiberNet, Inc. and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.15.1 to Annual Report on Form 10-K of ITC^DeltaCom, Inc. for the year ended December 31, 1997 and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.1.3	Amendment to the Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of January 1, 1998, by and among Southern Company Energy Solutions, Inc. (f/k/a Southern Development Group, Inc.), on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc., and Interstate FiberNet, Inc. Filed as Exhibit 10.15.2 to Quarterly Report on Form 10-Q of ITC^DeltaCom, Inc. for the quarter ended September 30, 1998 and incorporated herein by reference.

10.1.4	First Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of July 24, 1995, between Southern Development and Investment Group, Inc., on behalf of itself and as agent for others, and MPX Systems, Inc. Filed as Exhibit 10.16 to the 1997 Form S-4 and incorporated herein by reference.

10.1.5	Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement, dated July 25, 1995, between MPX Systems, Inc. and Gulf States FiberNet. Filed as Exhibit 10.17 to the 1997 Form S-4 and incorporated herein by reference.

†10.1.6	Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement, dated July 15, 1997, by and among Southern Development and Investment Group, Inc., on behalf of itself and its agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. (collectively “SES”), ITC Transmission Systems, Inc. (as managing partner of Interstate FiberNet, Inc.) and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.17.1 to the 1997 Form S-4 and incorporated herein by reference.

10.1.7	Consent for Assignment of Interest, dated February 20, 1997, among SCANA Communications, Inc., Gulf States FiberNet, Gulf States Transmission Systems, Inc. and Southern Development and Investment Groups, Inc. Filed as Exhibit 10.18 to the 1997 Form S-4 and incorporated herein by reference.

10.1.8	Second Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement, dated March 27, 1997, between SCANA Communications, Inc. and ITC Holding Company, Inc. Filed as Exhibit 10.19 to the 1997 Form S-4 and incorporated herein by reference.

†10.1.9	Amendment, effective as of August 1, 2000, between Southern Telecom, Inc., on behalf of itself and as agent for the other parties specified therein, and Interstate FiberNet, Inc., to the Revised and Restated Fiber Optics Facilities and Services Agreement made as of June 9, 1995. Filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

10.2	Interconnection Agreement, dated February 9, 2001, by and between BellSouth Telecommunications, Inc. and ITC^DeltaCom Communications, Inc. d/b/a/ ITC^DeltaCom (Florida). Filed as Exhibit 10.48 to the Annual Report on Form 10-K of ITC^DeltaCom for the year ended December 31, 2000 (the “2000 Form 10-K”) and incorporated herein by reference.

10.3	Interconnection Agreement, dated as of November 20, 2006, by and between BellSouth Telecommunications, Inc. and DeltaCom, Inc. (North Carolina). Filed as Exhibit 10.3 to the Annual Report on Form 10-K of ITC^DeltaCom for the year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference.

10.4	Interconnection Agreement, effective as of July 1, 1999, by and between ITC^DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. (Alabama). Filed as Exhibit 10.50 to the 2000 Form 10-K and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.5	Interconnection Agreement, effective as of August 9, 2004, by and between BellSouth Telecommunications, Inc. and ITC^DeltaCom Communications, Inc. d/b/a ITC^DeltaCom d/b/a Grapevine (Georgia). Filed as Exhibit 10.11 to Quarterly Report on Form 10-Q of ITC^DeltaCom, Inc. for the quarter ended September 30, 2004 and incorporated herein by reference.

†10.6.1	IRU Agreement, dated October 31, 1997, between QWEST Communications Corporation and Business Telecom, Inc. Filed as Exhibit 10.9 to Annual Report on Form 10-K of BTI Telecom Corp. for the year ended December 31, 1997 (File No. 0-26771) and incorporated herein by reference.

10.6.2	First Amendment to IRU Agreement, entered into on April 19, 1999, between Qwest Communications Corporation and Business Telecom, Inc. Filed as Exhibit 10.12 to Registration Statement on Form S-1 of BTI Telecom Corp. (File No. 333-83101) and incorporated herein by reference.

†10.6.3	Second Amendment to IRU Agreement, dated as of August 25, 2003, between QWEST Communications Corporation and Business Telecom, Inc. Filed as Exhibit 10.7.3 to the Annual Report on Form 10-K of ITC^DeltaCom, Inc. for the year ended December 31, 2003 and incorporated herein by reference.

10.7	Asset Purchase Agreement, dated as of August 8, 2005, by and among Quality Investment Properties Atlanta Tech Centre, L.L.C., e^Quality, L.L.C. and Quality Investment Properties—Williams Centre, L.L.C., as Purchasers, and Interstate FiberNet, Inc. and ITC^DeltaCom Communications, Inc., as Sellers. Filed as Exhibit 10.4 to the September 30, 2005 Form 10-Q and incorporated herein by reference.

10.8.1	First Lien Credit Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, Credit Suisse, as Administrative Agent and Collateral Agent, and the Lenders from time to time parties thereto. Filed as Exhibit 10.1 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.8.2	First Lien Guarantee and Collateral Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, the Subsidiaries of ITC^DeltaCom, Inc. from time to time party thereto, and Credit Suisse, as Collateral Agent. Filed as Exhibit 10.2 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.8.3	Second Lien Credit Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, Credit Suisse, as Administrative Agent and Collateral Agent, and the Lenders from time to time parties thereto. Filed as Exhibit 10.3 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.8.4	Second Lien Guarantee and Collateral Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., as Borrower, the Subsidiaries of ITC^DeltaCom, Inc. from time to time party thereto, and Credit Suisse, as Collateral Agent. Filed as Exhibit 10.4 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.9	Equity Purchase and Rights Offering Agreement, dated as of July 16, 2007, among ITC^DeltaCom, Inc. and the Purchasers listed on the signature pages thereof. Filed as Exhibit 10.5 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.10.1	Amended and Restated Governance Agreement, dated as of July 26, 2005, among ITC^DeltaCom, Inc. and the Securityholders of ITC^DeltaCom, Inc. listed on the signature pages thereof. Filed as Exhibit 10.5 to the August 1, 2005 Form 8-K and incorporated herein by reference.

10.10.2	Amendment No. 1 to Amended and Restated Governance Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc. and the persons listed under the headings “WCAS Securityholders” and “TCP Securityholders” on the signature pages thereof. Filed as Exhibit 10.16 to the August 6, 2007 Form 8-K and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.11.1	Registration Rights Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc. and the WCAS Securityholders set forth on the signature pages thereof. Filed as Exhibit 10.2 to the October 21, 2003 Form 8-K and incorporated herein by reference.

10.11.2	Amendment No. 2 to Registration Rights Agreement, dated as of July 26, 2005, among ITC^DeltaCom, Inc. and the WCAS Securityholders listed on the signature pages thereof. Filed as Exhibit 10.2 to the September 30, 2005 Form 10-Q and incorporated herein by reference.

10.11.3	Amendment No. 3 to Registration Rights Agreement, dated as of July 31, 2007, as amended, among ITC^DeltaCom, Inc. and the persons listed under the heading “WCAS Securityholders” on the signature pages thereof. Filed as Exhibit 10.17 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.12.1	Registration Rights Agreement, dated as of July 26, 2005, among ITC^DeltaCom, Inc. and the TCP Securityholders listed on the signature pages thereof. Filed as Exhibit 10.6 to the August 1, 2005 Form 8-K and incorporated herein by reference.

10.12.2	Amendment No. 1 to Registration Rights Agreement, dated as of July 31, 2007, among ITC^DeltaCom, Inc. and the persons listed under the heading “TCP Securityholders” on the signature pages thereof. Filed as Exhibit 10.18 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.13.1	ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan. Filed as Exhibit 10.19 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.13.2	Form of ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan Nonqualified Stock Option Agreement. Filed as Exhibit 4.2 to the December 2003 Form S-8 and incorporated herein by reference.

10.13.3	Form of ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 4.3 to the December 2003 Form S-8 and incorporated herein by reference.

10.13.4	Form of ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan Stock Unit Agreement. Filed as Exhibit 4.4 to the December 2003 Form S-8 and incorporated herein by reference.

10.14.1	Employment Agreement, dated as of February 3, 2005, by and between ITC^DeltaCom, Inc. and Randall E. Curran. Filed as Exhibit 10.2 to the March 31, 2005 Form 10-Q and incorporated herein by reference.

10.14.2	Amendment No. 1 to Employment Agreement, dated as of December 20, 2005, by and between ITC^DeltaCom, Inc. and Randall E. Curran. Filed as Exhibit 10.17.2 to the 2005 Form 10-K and incorporated herein by reference.

10.15.1	Employment Agreement, dated as of February 21, 2005, by and between ITC^DeltaCom, Inc. and Richard E. Fish, Jr. Filed as Exhibit 10.13 to the March 31, 2005 From 10-Q and incorporated herein by reference.

10.15.2	Amendment No. 1 to Employment Agreement, dated as of December 20, 2005, by and between ITC^DeltaCom, Inc. and Richard E. Fish, Jr. Filed as Exhibit 10.18.2 to the 2005 Form 10-K and incorporated herein by reference.

10.16.1	Employment Agreement, dated as of February 28, 2005, by and between ITC^DeltaCom, Inc. and James P. O’Brien. Filed as Exhibit 10.14 to the March 31, 2005 Form 10-Q and incorporated herein by reference.

10.16.2	Amendment No. 1 to Employment Agreement, dated as of December 20, 2005, by and between ITC^DeltaCom, Inc. and James P. O’Brien. Filed as Exhibit 10.19.2 to the 2005 Form 10-K and incorporated herein by reference.

Exhibit Number	Exhibit Description
10.17	Form of Amended Deferred Compensation Agreement. Filed as Exhibit 10.22 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.18.1	ITC^DeltaCom, Inc. Executive Stock Incentive Plan, as amended and restated as of July 31, 2007. Filed as Exhibit 10.19 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.18.2	Form of Common Stock Unit Agreement under ITC^DeltaCom, Inc. Executive Stock Incentive Plan between ITC^DeltaCom, Inc. and each of Randall E. Curran, Richard E. Fish, Jr., and James P. O’Brien. Filed as Exhibit 10.21.2 to the 2005 Form 10-K and incorporated herein by reference.

10.18.3	Form of Amended Series A Preferred Stock Unit Agreement under ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan. Filed as Exhibit 10.20 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.18.4	Form of Amended Series B Preferred Stock Unit Agreement under ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan. Filed as Exhibit 10.21 to the August 6, 2007 Form 8-K and incorporated herein by reference.

10.19	Executive Employment and Retention Agreement, dated as of August 13, 2004, between ITC^DeltaCom, Inc. and J. Thomas Mullis. Filed as Exhibit 10.10.1 to Quarterly Report on Form 10-Q of ITC^DeltaCom, Inc. for the quarter ended September 30, 2004 and incorporated herein by reference.

10.20	Description of Non-Employee Director Compensation. Filed as Exhibit 10.23 to Annual Report on Form 10-K of ITC^DeltaCom, Inc. for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference.

10.21	Description of Certain Management Compensatory Plans and Arrangements. Filed as Exhibit 10.24 to the 2006 Form 10-K and incorporated herein by reference.

10.22	Form of Indemnity Agreement between ITC^DeltaCom, Inc. and certain of its Directors and Officers. Filed as Exhibit 10.93 to Registration Statement on Form S-1 of ITC^DeltaCom, Inc., as amended (File No. 333-36683), and incorporated herein by reference.

21	Subsidiaries of ITC^DeltaCom, Inc. Filed as Exhibit 21 to the 2006 Form 10-K and incorporated herein by reference.

**23.1	Consent of BDO Seidman, LLP.

**23.2	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1).

*24.1	Powers of Attorney (included in signature page).

**99.1	Form of Instructions for Use of ITC^DeltaCom, Inc. Subscription Rights Certificates.

**99.2	Form of Letter to Stockholders.

**99.3	Form of Letter to Stockholders Who are Nominee Holders.

**99.4	Form of Letter to Beneficial Holders.

**99.5	Form of Nominee Holder Certification Form.

**99.6	Form of Beneficial Owner Election Form.

*	Previously filed.
**	Filed herewith.
†	Confidential treatment has been granted for this exhibit. The copy filed as an exhibit omits the information subject to the confidential treatment request.